Exhibit 99.1

Gelesis, Inc. and subsidiaries

Consolidated financial statements as of and for the years ended December 31, 2021 and 2020

GELESIS, INC.

Index To Financial Statements

Report of Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets as of December 31, 2021 and 2020	F-4

Consolidated Statements of Operations for the years ended December 31, 2021 and 2020	F-5

Consolidated Statements of Comprehensive Loss for the years ended December 31, 2021 and 2020	F-6

Consolidated Statements of Noncontrolling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2021 and 2020	F-7

Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020	F-8

Notes to Consolidated Financial Statements	F-9

KPMG LLP

Two Financial Center 60 South Street

Boston, MA 02111

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Gelesis, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Gelesis, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, non-controlling interest, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2015.

Boston, Massachusetts
March 24, 2022

GELESIS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$28,397	$48,144
Marketable securities	—	23,998
Accounts receivable	731	818
Grants receivable	9,172	8,116
Inventories	13,503	5,122
Prepaid expenses and other current assets	14,203	6,677
Total current assets	66,006	92,875
Property and equipment, net	58,515	46,895
Operating lease right-of-use assets	2,016	2,167
Intangible assets, net	15,680	17,947
Other assets	4,084	3,959
Total assets	$146,301	$163,843
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable, including due to related party of $147 and $93, respectively	$10,066	$8,322
Accrued expenses and other current liabilities, including due to related party of $5,664 and $109 respectively	13,660	7,320
Deferred income	32,370	624
Operating lease liabilities	541	421
Convertible promissory notes due to related party, held at fair value	27,128	—
Notes payable	1,950	254
Warrant liabilities	15,821	581
Total current liabilities	101,536	17,522
Deferred income	8,914	8,276
Operating lease liabilities	1,519	1,780
Notes payable, including due to related party of $16,523 and $18,936, respectively	35,131	34,002
Warrant liabilities	—	11,518
Other long-term liabilities, including due to related party of $2,416 and $7,457, respectively	5,588	11,729
Total liabilities	152,688	84,827
Commitments and contingencies (Note 19)
Noncontrolling interest	11,855	12,429
Redeemable convertible preferred stock, $0.0001 par value – authorized 19,957,625 and 19,957,625 shares at December 31, 2021 and 2020, respectively
Series A-1 – 1,711,755 shares designated; 1,689,193 and 1,636,971 shares issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $7,505 and $7,273 at December 31, 2021 and 2020, respectively	7,113	6,176
Series A-2 – 1,161,254 shares designated; 1,161,254 shares issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $3,030 at December 31, 2021 and 2020, respectively	3,033	3,033
Series A-3 – 1,730,874 shares designated; 1,730,874 and 1,492,685 shares issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $5,188 and $4,474 at December 31, 2021 and 2020, respectively	7,460	4,463
Series A-4 – 2,159,022 shares designated; 1,450,529 shares issued and outstanding at December 31, 2021 and 2020, respectively; aggregate liquidation preference of $5,473 at December 31, 2021 and 2020, respectively	2,602	2,602
Series A-5 – 1,977,114 shares designated; 1,977,114 shares issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $24,536 at December 31, 2021 and 2020	44,307	24,991
Series Growth – 2,538,274 shares designated; 2,538,274 shares issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $31,500 at December 31, 2021 and 2020	56,959	32,763
Series 2 Growth – 2,370,803 shares designated; 2,370,803 shares issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $30,370 at December 31, 2021 and 2020	53,201	30,684
Series 3 Growth – 6,308,529 shares designated; 5,818,895 shares issued and outstanding at December 31, 2021 and 2020, respectively; aggregate liquidation preference of $150,768 at December 31, 2021 and 2020, respectively	136,919	108,813
Stockholders’ deficit:
Common stock, $0.0001 par value – 48,595,723 shares authorized at December 31, 2021 and 2020, respectively; 2,410,552 and 2,155,490 shares issued and outstanding at December 31, 2021 and 2020, respectively	1	1
Additional paid-in capital	(64,549)	23,907
Accumulated other comprehensive income	219	938
Accumulated deficit	(265,507)	(171,784)
Total stockholders’ deficit	(329,836)	(146,938)
Total liabilities, noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit	$146,301	$163,843

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2021	2020
Revenue:
Product revenue, net	$11,185	$2,708
Licensing revenue	—	18,734
Total revenue, net	11,185	21,442
Operating expenses:
Costs of goods sold, including related party expenses of $447 and $108, respectively	9,983	2,414
Selling, general and administrative, including related party expenses of $494 and $614, respectively	71,041	28,870
Research and development, including related party expenses of $255 and $272, respectively	12,867	16,115
Amortization of intangible assets	2,267	2,267
Total operating expenses	96,158	49,666
Loss from operations	(84,973)	(28,224)
Change in the fair value of convertible promissory notes	(128)	—
Change in the fair value of warrants	(7,646)	(1,466)
Change in fair value of tranche rights liability	—	256
Interest expense, net	(1,364)	(432)
Other income, net	781	6,000
Loss before income taxes	(93,330)	(23,866)
Provision for income taxes	17	2,039
Net loss	(93,347)	(25,905)
Accretion of senior preferred stock to redemption value	(94,134)	(11,372)
Accretion of noncontrolling interest put option to redemption value	(376)	(567)
Net loss attributable to common stockholders	$(187,857)	$(37,844)
Net loss per share attributable to common stockholders—basic and diluted	$(85.22)	$(17.61)
Weighted average common shares outstanding—basic and diluted	2,204,486	2,149,182

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2021	2020
Net loss	$(93,347)	$(25,905)
Other comprehensive income (loss):
Foreign currency translation adjustment	(719)	828
Unrealized loss on marketable securities	-	(1)
Total other comprehensive (loss) income	(719)	827
Comprehensive loss	$(94,066)	$(25,078)

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.

CONSOLIDATED STATEMENTS OF NONCONTROLLING INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share and per share data)

The accompanying notes are an integral part of these consolidated financial statements.

		Redeemable Convertible Preferred Stock
	Noncontrolling	Series A-1		Series A-2		Series A-3		Series A-4		Series A-5		Series Growth		Series 2 Growth		Series 3 Growth		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Interest	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit
Balance at December 31, 2019	$—	1,636,971	$6,176	1,161,254	$3,033	1,492,685	$4,463	1,439,352	$2,466	1,977,114	$24,536	2,538,274	$31,500	2,370,803	$30,370	2,973,270	$51,348	2,144,651	$1	$26,248	$111	$(145,423)	$(119,063)
Cumulative effects of adoption of accounting standards (see Note 2)																				(111)		111
Noncontrolling interest, net of issuance costs of $406	11,349
Issuance of common stock warrants																				4,322			4,322
Issuance of Series 3 growth redeemable convertible preferred stock, net of issuance costs of $329 and warrant liability of $744																2,845,625	48,125						—
Accretion of senior preferred stock to redemption value											455		1,263		314		9,340			(11,372)			(11,372)
Exercise of Series A-4 warrants								11,177	136														—
Stock based compensation expense																				4,808			4,808
Exercise of share-based awards																		10,839		12			12
Net loss																						(25,905)	(25,905)
Accretion of noncontrolling interest put option to redemption value	567																					(567)	(567)
Foreign currency translation loss	513																				828		828
Unrealized loss on marketable securities																					(1)		(1)
Balance at December 31, 2020	$12,429	1,636,971	$6,176	1,161,254	$3,033	1,492,685	$4,463	1,450,529	$2,602	1,977,114	$24,991	2,538,274	$32,763	2,370,803	$30,684	5,818,895	$108,813	2,155,490	$1	$23,907	$938	$(171,784)	$(146,938)
Accretion of senior preferred stock to redemption value											$19,316		$24,196		$22,517		$28,106			(94,134)			$(94,134)
Stock based compensation expense																				5,532			5,532
Exercise of stock options																		255,062		146			146
Exercise of warrants		52,222	937			238,189	2,997																—
Accretion of noncontrolling interest put option to redemption value	376																					(376)	(376)
Net loss																						(93,347)	(93,347)
Foreign currency translation gain	(950)																				(719)		(719)
Balance at December 31, 2021	$11,855	1,689,193	$7,113	1,161,254	$3,033	1,730,874	$7,460	1,450,529	$2,602	1,977,114	$44,307	2,538,274	$56,959	2,370,803	$53,201	5,818,895	$136,919	2,410,552	$1	$(64,549)	$219	$(265,507)	$(329,836)

GELESIS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(93,347)	$(25,905)
Adjustments to reconcile net loss to net cash used in operating activities:		.
Amortization of intangible assets	2,267	2,267
Reduction in carrying amount of right-of-use assets	449	375
Depreciation	1,524	512
Stock-based compensation	5,532	4,808
Unrealized loss on foreign currency transactions	(37)	(589)
Noncash interest expense	173	—
Accretion on marketable securities	(1)	(6)
Amortization/accretion on long-term assets and liabilities, net	—	(4)
Change in the fair value of warrants	7,646	1,466
Change in the fair value of convertible promissory notes	128	—
Change in fair value of One S.r.l. call option	1,024	—
Gain on extinguishment of debt	—	(297)
Gain on extinguishment of preferred stock warrant	—	(157)
Change in fair value of trance rights liability	—	(256)
Deferred tax expense on intangible asset (see Note 11)	—	1,810
Changes in operating assets and liabilities:
Account receivables	70	(729)
Grants receivable	(1,723)	(6,779)
Prepaid expenses and other current assets	(8,029)	(3,281)
Inventories	(8,645)	(3,928)
Other assets	107	(3,583)
Accounts payable	2,604	4,085
Accrued expenses and other current liabilities	8,709	151
Operating lease liabilities	(440)	(358)
Deferred income	33,140	8,242
Other long-term liabilities	(6,442)	165
Net cash used in operating activities	(55,291)	(21,991)
Cash flows from investing activities:
Purchases of property and equipment	(19,917)	(32,212)
Maturities (purchases) of marketable securities	24,000	(23,993)
Net cash provided by (used) in investing activities	4,083	(56,205)
Cash flows from financing activities:
Principal repayment of notes payable	(302)	(192)
Proceeds from the exercise of warrants	10	—
Proceeds from the issuance of convertible promissory notes	27,000	—
Proceeds from issuance of promissory notes (net of issuance costs of $207 and $751, respectively)	5,679	28,939
Proceeds from issuance of redeemable convertible preferred stock(net of issuance costs of $0 and $329, respectively)	—	48,815
Proceeds from exercise of share-based awards	146	12
Proceeds from issuance of noncontrolling interest	—	11,349
Net cash provided by financing activities	32,533	88,923
Effect of exchange rates on cash	(1,072)	1,643
Net decrease (increase) in cash	(19,747)	12,370
Cash and cash equivalents at beginning of year	48,144	35,774
Cash and cash equivalents at end of year	$28,397	$48,144
Noncash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expense	$1,712	$1,818
Deferred financing costs included in accounts payable and accrued expense	$773	$—
Supplemental cash flow information:
Lease liabilities arising from obtaining right-of-use assets	$305	$—
Interest paid on notes payable	$1,578	$274

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

1.	Nature of the Business and Basis of Presentation

Nature of Business

Gelesis, Inc., or the Company, is a commercial stage biotherapeutics company incorporated in 2006 under the laws of the State of Delaware. The Company aims to transform weight management through proprietary biomimetic hydrogel technology, inspired by the compositional and mechanical properties of raw vegetables. Since its inception, the Company has devoted substantially all of its efforts to business planning, licensing technology, research and development, commercial activities, recruiting management and technical staff and raising capital and has financed its operations through the issuance of redeemable convertible preferred and common stock, a license and collaboration agreement, supply and distribution agreements, long-term loans, convertible bridge note financings, and government grants.

The Company currently manufactures and markets its first product, Plenity®, which is based on a proprietary hydrogel technology. Plenity®, received de novo clearance from the FDA on April 12, 2019 as a Class II medical device to aid in weight management in adults with excess weight or obesity, Body Mass Index (BMI) of 25 to 40 kg/m2, when used in conjunction with diet and exercise. In June 2019, the Company received approval to market Plenity in Europe through a Conformité Européenne (CE) mark for Plenity as a class III medical device indicated for weight loss in overweight and obese adults with a Body Mass Index (BMI) of 25-40 kg/m2, when used in conjunction with diet and exercise. Plenity, which is available by prescription in the United States, became available for first commercial sale in May 2020 to a limited number of consumers. In October 2020 availability was increased to test commercial interest and consumer experience. Activities associated with a full commercial launch in the United States began in late 2021.

On July 19, 2021, the Company entered into a business combination agreement with Capstar Special Purpose Acquisition Corp. ("CPSR"), a special purpose acquisition company. On January 13, 2022, CPSR, a Delaware corporation and the predecessor company consummated the previously announced business combination, pursuant to the terms of the business combination Agreement, dated as of July 19, 2021 (as amended on November 8, 2021 and December 30, 2021), by and among CPSR, CPSR Gelesis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CPSR (“Merger Sub”), and Gelesis, Inc.(together with its consolidated subsidiaries, “Legacy Gelesis”). Pursuant to the business combination agreement, on the closing date, (i) Merger Sub merged with and into Legacy Gelesis (the “Merger”), with Legacy Gelesis as the surviving company in the Merger, and, after giving effect to such Merger, Legacy Gelesis became a wholly-owned subsidiary of CPSR and (ii) CPSR changed its name to “Gelesis Holdings, Inc.” (together with its consolidated subsidiaries, “Gelesis Holdings”). The business combination, together with the PIPE financing and the sale of the backstop purchase shares, generated approximately $105 million in gross proceeds. On January 14, 2022, Gelesis Holdings’ securities began trading on the New York Stock Exchange under the symbols “GLS” and “GLS.W”.

The business combination was accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States. Under this method of accounting, CPSR has been treated as the "acquired" company for financial reporting purposes. This determination was primarily based on the Legacy Gelesis’ stockholders comprising a relative majority of the voting power of the combined company, the Legacy Gelesis’ operations prior to the acquisition comprising the only ongoing operations of Gelesis Holdings, the majority of Gelesis Holdings’ board of directors appointment by Legacy Gelesis, and Legacy Gelesis' senior management comprising a majority of the senior management of Gelesis Holdings. Accordingly, for accounting purposes, the financial statements of Gelesis Holdings will represent a continuation of the consolidated financial statements of Legacy Gelesis with the business combination being treated as the equivalent of Legacy Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPRS will be stated at historical costs, with no goodwill or other intangible assets recorded.

Going Concern

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has a history of incurring substantial operating losses and has financed its operations in recent years primarily from the issuance of redeemable convertible preferred stock, promissory notes, government grants and collaborations and licensing arrangements. The Company expects such operating losses and negative cash flows from operations will continue in 2022. The Company expects its cash on hand as of the date of the consolidated financial statements and gross proceeds of $105 million from the business combination, together with the PIPE financing and the sale of the backstop purchase shares, will only be sufficient to meet the Company’s obligations into the first quarter of 2023, prior to considerations for any additional funding, and not at least twelve months beyond the date of issuance of the consolidated financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company will need to raise additional capital in future periods to fund its operations. The Company will seek to raise necessary funds through a combination of public or private equity offerings, debt financings, strategic collaborations and licensing arrangements, government grants, or other financing mechanisms. The Company’s ability to fund the completion of its ongoing and planned clinical studies, as well as its regulatory and commercial efforts, may be substantially dependent upon whether the Company can obtain sufficient funding at acceptable terms. If adequate sources of funding are not available to the Company, the Company may be required to delay, reduce or eliminate research and development programs, reduce or eliminate commercialization efforts, and reduce its headcount. Additionally, the Company is subject to risks common to companies in the biotechnology industry, including but not limited to, risks of failure of the full-scope product commercialization in targeted markets, clinical trials and preclinical studies, the impact of COVID19 pandemic on the Company’s supply chain and results of operations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, development by competitors of technological innovations.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”).

The Company consolidates those entities where it has a direct and indirect controlling financial interest based on either a variable interest model or voting interest model. The Company’s consolidated financial statements include the accounts of the Company, its two wholly-owned subsidiaries and a variable interest entity (“VIE”), Gelesis S.r.l., in which the Company has a controlling interest and is the primary beneficiary. The noncontrolling interest attributable to the Company’s VIE is presented as a separate component from stockholders’ deficit in the consolidated balance sheets and as a noncontrolling interest in the consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit. All intercompany balances and transactions have been eliminated in consolidation. Under the variable interest model, a controlling financial interest is determined based on which entity, if any, has (i) the power to direct the activities of the VIE that most significantly impacts the VIE’s economic performance and (ii) the obligations to absorb losses that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Management performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change. The consolidation status of a VIE may change as a result of such reassessments. Changes in consolidation status are applied prospectively in accordance with U.S. GAAP.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. The Company assesses the above estimates on an ongoing basis; however, actual results could materially differ from those estimates.

Subsequent Event(s)

The Company considers events or transactions that occur after the balance sheet date but before the consolidated financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company evaluated all events and transactions through the date these financial statements were filed with the Security and Exchange Commission (“SEC”) or were available to be issued.

Fair Value of Financial Instruments

The guidance in FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

The Company’s tranche rights liability, preferred stock warrants, and call option liability (see Notes 3 and 11) are recorded at fair value on a recurring basis. The carrying amount of accounts receivable, grants receivable, accounts payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. The carrying amount of notes payable is also considered to be a reasonable estimate of the fair value based on the nature of the debt and that the debt bears interest at the prevailing market rate for instruments with similar characteristics. The Company’s cash equivalents and marketable securities are carried at fair value, determined according to the fair value hierarchy described below (see Note 3).

Preferred Stock Warrant Liability: The Company has recorded redeemable convertible preferred stock warrants issued to investors as liabilities as the terms of the warrants are not fixed due to potential adjustments in the exercise price and/or the number of shares issuable under the warrants, and because all of the redeemable convertible preferred stock warrants are exercisable for preferred shares. Redeemable convertible preferred stock warrants are initially recorded at fair value, with gains and losses arising from subsequent changes in fair value recognized in the consolidated statements of operations at each period end while such instruments are outstanding. The Company measures fair value of redeemable convertible preferred stock warrants using a Black-Scholes option pricing model (see Notes 3 and 14).

Tranche Rights Liability: The Company has recorded tranche rights issued to investors, which is a right of the investor to purchase additional shares of redeemable convertible preferred stock in connection with an initial issuance of the underlying shares at one or more subsequent closings at a fixed agreed upon price, as liabilities pursuant to ASC 480, Distinguishing Liabilities from Equity. Tranche rights are initially recorded at fair value, with a corresponding offset recorded as a discount on the redeemable convertible preferred stock. Tranche rights are subsequently adjusted for settlement of the tranche rights upon issuance of the tranche shares, and from gains and losses arising from changes in fair value, which are recognized in the consolidated statements of operations at each period end while such instruments are outstanding. The Company initially measures the fair value of the tranche rights at the issuance date, and subsequently at each reporting date, using a Black-Scholes option pricing model (see Notes 3 and 14).

Noncontrolling Interests: The Company recognizes noncontrolling interest related to VIE’s, in which the Company is the primary beneficiary, as temporary equity in the consolidated financial statements separate from the shareholders’ equity. Changes in the shareholders’ ownership interest in a subsidiary that do not result in deconsolidation are treated as equity transactions if the parent entity retains its controlling financial interest. In addition, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss.

Cash Equivalents

The Company considers all short-term, highly liquid investments with original maturities of 90 days or less at acquisition date to be cash equivalents. Cash equivalents, which consist of money market accounts purchased with original maturities of less than 90 days from the date of purchase, are stated at fair value.

Marketable Securities

The Companies classifies all investment securities as available-for-sale, as the sale of such securities may be required prior to maturity. These investment securities are carried at fair value, with unrealized gains and losses reported as accumulated other comprehensive loss until realized. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest, are included in interest income. Realized gains and losses from sale of available-for-sale securities, if any, are determined on a specific identification basic and are also included in interest income.

The Company reviews all available-for-sale securities at each period end to determine if they remain available-for-sale based on then current intent and ability to sell the security if it is required to do so. Marketable securities are subject to a periodic impairment review. The Company may recognize an impairment charge when a decline in the fair value of investments below the cost basis is determined to be other-than-temporary. The Company did not have any marketable securities deemed to be impaired at December 31, 2020 and did not have any marketable securities at December 31, 2021.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

The Company extends credit to customers based upon contractual terms or its evaluation of the customer’s financial condition.

Customer accounts receivable are stated at amounts due net of applicable discounts and other contractual adjustments as well as an allowance for expected credit losses. The Company assesses the need for an allowance for expected credit losses based upon currently expected credit losses (“CECL”) by considering a number of factors, including the length of time trade accounts receivable are past due, the customer's ability to pay its obligation and the condition of the general economy and the industry as a whole. The Company will write off accounts receivable when the Company determines that they are uncollectible. The Company has not historically experienced any collection issues or significant credit losses. Based on historical receipts and collections history, management has determined that an allowance for expected credit losses is not necessary at December 31, 2021 or 2020.

Government Grants

The Company recognizes grants from governmental agencies in other income on the consolidated statements of operations, gross of the expenditures that were related to the underlying project being co-funded by the grant, when there is reasonable assurance that the Company will comply with the conditions attached to the grant arrangement and payments under the grant will be received. The Company evaluates the conditions of each individual grant as of each reporting period to ensure that the Company has reached reasonable assurance of meeting the conditions of each grant arrangement and that it is expected that the grant payment will be received as a result of meeting the necessary conditions.

The Company has been awarded grants from government agencies in Italy for certain capital expenditures and expenses incurred for research and development work performed under specified programs conducted in Italy. The Company submits qualifying expenses and capital purchases for reimbursement under each specified program, which occurs after the Company has made the capital purchases and/or incurred the research and development costs. The Company records a grant receivable upon incurring such expenses, as approval and reimbursement are considered to be perfunctory once the qualifying program has been approved. Government grants are recognized in the consolidated statements of operations on a systematic basis over the periods in which the Company recognizes the related costs for which the government grant is intended to compensate. Specifically, grant income related to research and development costs is recognized as such expenses are incurred. Research and development costs that were incurred prior to the approval of a qualifying program are recognized as grant income immediately upon approval of the program by the grantor. Grant income related to qualifying capital purchases is recognized in proportion to the depreciation expense incurred on the underlying assets.

Deferred income related to capital purchases for which grant income will be recognized beyond twelve months from the balance sheet date is classified as long-term deferred income on the consolidated balance sheets and amortized to other income, net, over the same life of the related asset.

Inventory

The Company manufactures its own super-absorbent hydrogels used in Plenity® and other product candidates out of its own manufacturing facilities located in Italy. The packaging of the hydrogels is currently outsourced to contract packaging organizations for commercial and research and development purposes.

Inventories comprise raw materials, including raw materials for packaging components, work-in-process, and finished goods, which are goods that are available for sale. The Company states inventory at the lower of cost or net realizable value with the cost based on the first-in, first-out method. If the Company identifies excess, obsolete or unsalable items, it writes down its inventory to its net realizable value in the period in which the impairment is identified. These adjustments are recorded based upon various factors related to the product, including the level of product manufactured by the Company, the level of product in the distribution channel, current and projected demand, the expected shelf-life of the product and firm inventory purchase commitments. Significant shipping and handling costs incurred for inventory purchases are included in inventory and costs incurred for product shipments are recorded in cost of goods sold as incurred.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to operations as incurred whereas major betterments are capitalized as additions to property and equipment. Depreciation and amortization begin at the time the asset is placed in service, and are recorded using the straight-line method over the estimated useful lives, as follows:

Asset Category	Useful Lives
Computer equipment and software	1 – 3 years
Laboratory and manufacturing equipment	2.5 – 8.3 years
Leasehold improvements	5 – 10 years, or the remaining term of lease, if shorter
Buildings and land improvements	18 – 20 years
Land	Not depreciated

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to the undiscounted expected future cash flows the assets are expected to generate and recognizes an impairment loss equal to the excess of the carrying value over the fair value of the related asset. For the years ended December 31, 2021 and 2020, there were no indicators of impairment.

Intangible Assets

Intangible assets with estimable useful lives, or definite-lived intangibles, are carried at cost and are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment upon certain triggering events. We routinely review the remaining estimated useful lives of definite-lived intangible assets. If we reduce the estimated useful life assumption, the remaining unamortized balance is amortized over the revised estimated useful life.

Redeemable Convertible Preferred Stock

The Company has classified redeemable convertible preferred stock as temporary equity in the consolidated balance sheets due to certain change in control clauses that are outside of the Company’s control, including liquidation, sale, or transfer of control of the Company, as holders of the redeemable convertible preferred stock could cause redemption of the shares in these situations. The Company accretes the carrying values of the classes of redeemable convertible preferred stock that are mandatorily redeemable to the redemption values. The Company does not accrete the carrying values of the classes of redeemable convertible preferred stock that are not mandatorily redeemable to the redemption values since a liquidation event, sale, or transfer is not considered probable. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only if and when it becomes probable that such a liquidation event will occur.

Leases

The Company determines if an arrangement is a lease at contract inception under ASC 842 – Leases. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. The Company recognizes operating lease assets and liabilities at the commencement date of the lease based upon the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. As the discount rate implicit in the leases was typically not readily determinable, the Company utilized the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. incremental borrowing rate (IBR).

The Company has elected to apply the practical expedient to account for lease and non-lease components as a single lease component for new and modified leases commencing after adoption election. The Company has also elected not to recognize leases with an initial term of 12 months or less on the consolidated balance sheets, instead, those lease payments are recognized in the consolidated statements of operations on a straight-line basis over the lease term.

Revenue Recognition

Product Revenue

The Company commercializes Plenity in the U.S. markets principally through synergistic partnerships with online pharmacies and telehealth providers, which in turn sell Plenity directly to patients based on prescriptions. Outside the U.S., the Company primarily seeks collaborations with strategic partners to market Plenity and obtain necessary regulatory approvals as necessary.

Product revenue is recognized by the Company in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services when the customer obtains control of the product, which occurs at a point in time, when the product is received by the Company's customers.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reserves for Variable Consideration

Revenues from product sales are recorded as product revenue at the net sales price (transaction price), which includes estimates of variable consideration that are reimbursable to customers for which reserves are established and which result from (a) shipping charges to end-users, (b) pharmacy dispensing and platform fees, (c) merchant and processing fees, (d) promotional discounts offered by the Company to end-users, and (e) reserves for expected product quality returns. These reserves for contractual adjustments are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable (if the amount is payable to the customer) or a current liability (if the amount is payable to a party other than the customer). Where appropriate, these estimates take into consideration a range of possible outcomes that are probability-weighted for relevant factors such as the Company's historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. Overall, these reserves reflect the Company's best estimates of the amount of consideration to which the Company is entitled based on the terms of the contract(s). The amount of variable consideration that is included in the transaction price may be constrained and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. Actual amounts of consideration ultimately received may differ from the Company's estimates. If actual results in the future vary from the Company's estimates, the Company will adjust these estimates, which would affect net product revenue and earnings in the period such variances become known. The Company has no plan to seek government or commercial payor reimbursements in the US or the overseas markets. Therefore, reserves for variable consideration do not contain any components related to government and payor rebates or chargebacks.

Product Returns

The Company generally does not accept customer returns, except for product quality related cases. The Company evaluates quality related returns and adjust the corresponding product warranty reserves and liabilities at least quarterly and at the end of each reporting period.

License and Collaboration Revenues

The Company recognizes revenue from product sales and collaboration arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect consideration it expects to be entitled to in exchange for the goods or services it transfers to the customer.

Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, the Company considers factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on its own or whether the required expertise is readily available, and whether the goods or services are integral or dependent to other goods or services in the contract. For performance obligations which consist of the Company’s materials, shipping and distribution activities occur prior to the transfer of control of the Company’s materials and are considered activities to fulfill the Company’s promise to deliver goods to the customers.

The Company has entered and anticipates to enter future license, collaboration and/or distribution agreements, which are within the scope of ASC 606, to manufacture and commercialize product(s). The terms of these agreements typically contain multiple promises or obligations, which may include: (i) manufacturing and supply of covered products, and (ii) regulatory support activities to be provided to the collaboration partner relating to the covered product(s). Payments to the Company under these agreements may include payments based upon the achievement of certain milestones and royalties on any resulting net product sales.

The Company first evaluates collaboration arrangements to determine whether the arrangement (or part of the arrangement) represents a collaborative arrangement pursuant to ASC Topic 808, Collaborative Arrangements, based on the risks and rewards and activities of the parties pursuant to the contractual arrangement. The Company accounts for collaborative arrangements (or elements within the contract that are deemed part of a collaborative arrangement), which represent a collaborative relationship and not a customer relationship, outside the scope of ASC 606. The Company's collaborations primarily represent revenue arrangements. The Company uses judgment to determine whether milestones or other variable consideration, except for sales-based royalties, should be included in the transaction price. The transaction price is allocated to each performance obligation on a relative standalone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. The Company utilizes key assumptions to determine the standalone selling price, which may include other comparable transactions, pricing considered in negotiating the transaction and the estimated costs. For performance obligations which consist of licenses and other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. As of and for the two years ended December 31, 2021, there were no performance obligations to be satisfied over time for recognition purposes.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amounts received prior to revenue recognition are recorded as deferred income. Amounts expected to be recognized as revenue within the twelve months following the balance sheet date are classified as current portion of deferred income in the accompanying consolidated balance sheets. Amounts not expected to be recognized as revenue within the twelve months following the balance sheet date are classified as deferred income, net of current portion. Amounts recognized as revenue, but not yet received or invoiced are generally recognized as contract assets.

Cost of goods sold

Cost of goods sold includes the cost of manufacturing our proprietary superabsorbent hydrogels for Plenity for which revenue was recognized during the period, as well as the associated costs for encapsulation, packaging, shipment, supply management and quality assurance. Expenses from royalty agreements on net product sales are also recognized as a component of cost of goods sold during the period in which the associated revenues are recognized. A portion of depreciation with respect to property and equipment directly utilized in manufacturing Plenity units is recognized as a component of cost of goods sold over the depreciable life of the asset.

Selling, General and Administrative Costs

Selling, general and administrative costs are expensed as incurred. Selling, general and administrative costs include sales and marketing costs incurred as a result of the commercialization of the Company’s products, payroll and personnel expense, stock-based compensation expense, and costs of programs and infrastructure necessary for the general conduct of the Company’s business.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include payroll and personnel expense, stock-based compensation expense, consulting costs, external contract research and development expenses, as well as depreciation and utilities. Prepaid research and development costs are deferred and amortized over the service period, as the services are provided.

Stock-Based Compensation

Effective January 1, 2020, the Company accounts for all stock-based compensation awards granted to employees and non-employees in accordance with ASC 718, Compensation – Stock Compensation. The Company’s stock-based compensation consist primarily of stock options. The measurement date for share-based awards is the date of grant, and stock-based compensation costs are recognized as expense over the respective requisite service periods, which are typically the vesting period. The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option-pricing model that requires management to apply judgment and make estimates, including:

•	exercise price: In determining the exercise prices for options granted, the Board of Directors has considered the fair value of the common stock as of each grant date. The fair value of the common stock underlying the stock options has been determined by the Board of Directors at each award grant date based upon the estimated fair value of the Company’s common stock as determined by an independent third-party valuation firm. The specialists at this valuation firm considered a variety of factors including the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current clinical and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s length sales of the Company’s capital stock (including Series Preferred), the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others.

•	expected volatility: As the Company is a privately-owned company, there is not sufficient historical volatility for the expected term of the options. Therefore, the Company used an average historical share price volatility based on an analysis of reported data for a peer group of comparable companies for which historical information is available. For these analyses, the Company selects companies with comparable characteristics to itself including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of its stock-based awards. The Company intends to consistently apply this process using representative companies until a sufficient amount of historical information regarding the volatility of its own share price becomes available;

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption;

•	expected term, which is calculated using the simplified method, as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, as the Company has insufficient historical information regarding its stock options to provide a basis for an estimate. Under this approach, the weighted-average expected life is presumed to be the average of the contractual term of ten years and the weighted-average vesting term of the stock options, taking into consideration multiple vesting tranches;

•	dividend yield, which is zero based on the fact that the Company never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Prior to the adoption of Accounting Standards ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU No. 2018-07”), the measurement date for non-employee awards was generally the date the services were completed, resulting in financial reporting period adjustments to stock-based compensation during the vesting terms for changes in the fair value of the awards. Since the adoption of ASU 2018-07 on January 1, 2020, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period. Stock-based compensation expense is classified in the consolidated statements of operations based on the function to which the related services are provided. Forfeitures are recorded as they occur.

Income Taxes

The consolidated financial statements reflect provisions for federal, state, local and foreign income taxes. Deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax basis of assets and liabilities using rates anticipated to be in effect when such temporary differences reverse. A change in tax rates is recognized in income in the period of the enactment date. A valuation allowance against net deferred tax assets is required if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company also assesses the probability that the positions taken or expected to be taken in its income tax returns will be sustained by taxing authorities. A “more likely than not” (more than 50%) recognition threshold must be met before a tax benefit can be recognized. Tax positions that are more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position, are reflected in the Company’s consolidated financial statements. Tax positions are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The difference between the benefit recognized for a position and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense.

Foreign Currency Translation

The financial statements of each of the Company’s subsidiaries with a functional currency other than the U.S. dollar are translated into U.S. dollars using period-end exchange rates for assets and liabilities, historical exchange rates for stockholders’ equity and weighted average exchange rates for operating results. Translation gains and losses are included in accumulated other comprehensive income (loss) in stockholders’ equity. Foreign currency transaction gains and losses are included in other (expense) income, net in the results of operations.

Concentrations of Credit Risk and Off -Balance-Sheet Risk

The Company has no significant off-balance-sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk primarily consist of cash and cash equivalents, investments, accounts receivable and unbilled account receivables.

The Company’s cash balances, trade receivables, and grants receivable subject the Company to significant concentrations of credit risk. Periodically, the Company maintains deposits in government insured financial institutions in excess of government insured limits. The Company deposits its cash in financial institutions that it believes have high credit quality and has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash. The Company’s grants receivable are due from government agencies, which the Company believes to have high credit quality. The Company has a limited number of commercial customers. The Company monitors the creditworthiness of customers to whom it grants credit terms and has not experienced any credit losses.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings (Loss) per Share

The Company computes basic earnings (loss) per share by dividing income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding. During periods of income, the Company allocates participating securities a proportional share of income determined by dividing total weighted average participating securities by the sum of the total weighted average common shares and participating securities (the "two-class method"). The Company's restricted stock and various series of preferred stocks participate in dividends declared by the Company and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods of loss, the Company allocates no loss to participating securities because they have no contractual obligation to share in the losses of the Company. The Company computes diluted earnings (loss) per share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such non-participating securities would be anti-dilutive.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief operating decision maker is the chief executive officer. The Company and the chief operating decision maker view the Company’s operations and manage its business as one operating segment. Geographically, the Company operates out of the U.S. and Italy. The corporate headquarters including the core functions of sales and marketing, medical affairs, research and development and general and administrative are located in the U.S., while substantially all of the Company’s manufacturing facilities and operations physically reside in Italy.

Recently Adopted Accounting Pronouncements

Credit Losses

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13). The FASB has subsequently issued amendments to ASU 2016-13, which have the same effective and transition date of fiscal years beginning after December 15, 2019 for SEC filers other than small reporting companies, and fiscal years beginning after December 15, 2022 for all other entities. These standards require that credit losses be reported using an expected losses model rather than the incurred losses model that is currently used, and establish additional disclosures related to credit risks. For available-for-sale debt securities with unrealized losses, these standards now require allowances to be recorded instead of reducing the amortized cost of the investment.

The Company has adopted ASU No. 2016-13 as of January 1, 2021 and the impact of this standard was not material to the Company’s consolidated financial statements or related disclosures.

3.	Fair Value Measurements

Liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following at December 31, 2021 (in thousands):

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Convertible promissory notes (see Note 12)	$27,128	$—	$—	$27,128
Preferred stock warrants	15,821	—	—	15,821
One Srl call option (see Note 11)	2,416	—	—	2,416
Total liabilities measured at fair value	$45,365	$—	$—	$45,365

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assets and liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following at December 31, 2020 (in thousands):

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Marketable securities	$23,998	$23,998	$—	$—
Total assets measured at fair value	$23,998	$23,998	$—	$—

Liabilities:
Preferred stock warrants	$12,099	$—	$—	$12,099
One Srl call option (see Note 11)	1,545	—	—	1,545
Total liabilities measured at fair value	$13,644	$—	$—	$13,644

There were no transfers into or out of level 3 instruments and/or between level 1 and level 2 instruments during the years ended December 31, 2021 and 2020. The fair value of the tranche right liability, preferred stock warrant liability, and call option liability includes inputs not observable in the market and thus represents a Level 3 measurement. The Company estimates the fair value of the underlying stock by estimating the probability of various change of control events occurring and then estimates the present value of the amount the holders would receive upon the change in control.

The significant assumption used in the model is the probability of the following scenarios occurring:

	At December 31,
	2021	2020
IPO scenario	2.5%	75.0%
Market adjusted equity value method	2.5%	25.0%
Special purpose acquisition company ("SPAC") scenario	95.0%	0.0%

Tranche right liability

Tranche rights are initially recorded at fair value, are subsequently adjusted for settlement of the tranche rights upon issuance of the tranche shares and are remeasured at each subsequent reporting date. The Company initially measures the fair value of the tranche rights at the issuance date, and subsequently at each reporting date, using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of tranche rights include the estimated fair value of the underlying stock, expected term of the tranche right, risk free interest rate, and expected volatility.

The following represents a summary of the changes to Company’s tranche right liability during the year ended December 31, 2020 (in thousands):

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Tranche rights liability
Balance at December 31, 2019	$310
Change in fair value of tranche rights liability immediately prior to tranche settlement in April 2020	(256)
Settlement of Series 3 Growth tranche rights liability in April 2020	(54)
Balance at December 31, 2020	$—

The change in the fair value of the Tranche Rights is influenced primarily by the price of the underlying Redeemable Convertible Preferred Stock and the remaining term of the Tranche Right. During the year ended December 31, 2020, the Company recognized a loss of $0.3 million in the consolidated statements of operations related to changes in the fair value of tranche rights. The tranche rights liability was settled in April 2020 and there was no outstanding liability at December 31, 2020.

Preferred stock warrant liability

Preferred stock warrants are recorded at estimated fair value at the date of issuance and are remeasured at each subsequent reporting date. Fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of warrants include the estimated fair value of the underlying stock, expected term, risk free interest rate, and expected volatility. The Company estimates the fair value of the underlying stock by estimating the probability of various change of control events occurring and then estimates the present value of the amount the holders would receive upon the change in control.

The following represents a summary of the changes to Company’s warrant liability for the years ended December 31, 2021 and 2020 (in thousands):

	Series A-1 Warrants	Series A-3 Warrants	Series A-4 Warrants	Series 3 Growth Warrants	Series 4 Growth Options	Total
Balance at December 31, 2019	485	2,541	7,686	4,631	653	15,996
Issuance of Series 4 Growth option liability	-	-	-	-	745	745
Extinguishment of Series 3 Growth warrant	-	-	-	(5,973)	-	(5,973)
Exercise of Series A-4 warrants	-	-	(135)	-	-	(135)
Change in fair value of warrant liability	96	355	1,071	1,342	(1,398)	1,466
Balance at December 31, 2020	$581	$2,896	$8,622	$—	$—	$12,099
Exercise of warrants	(937)	(2,987)	-	-	-	(3,924)
Change in fair value of warrant liability	356	91	7,199	-	-	7,646
Balance at December 31, 2021	$—	$—	$15,821	$—	$—	$15,821

Warrants with an expected term of less than one year from the date of the consolidated balance sheets are recorded under current liabilities on the consolidated balance sheets. At December 31, 2021, the Company reported a warrant liability in the amount of $15.8 million under current liabilities. At December 31, 2020, the Company reported a warrant liability in the amount of $0.6 million and $11.5 million under current and noncurrent liabilities, respectively.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following weighted average assumptions were used to determine the fair value of the warrant liability at December 31, 2021:

Series A-4 Warrants
Expected term	0.1 years
Expected volatility	48.0%
Expected dividend yield	0.0%
Risk free interest rate	0.6%
Estimated fair value of the redeemable convertible preferred stock	$22.36
Exercise price of warrants	$0.04

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following weighted average assumptions were used to determine the fair value of the warrant liability at December 31, 2020:

	Series A-1 Warrants	Series A-3 Warrants	Series A-4 Warrants
Expected term	0.3 years	1.5 years	2.6 years
Expected volatility	48.0%	68.0%	59.0%
Expected dividend yield	0.0%	0.0%	0.0%
Risk free interest rate	0.1%	0.1%	0.2%
Estimated fair value of the redeemable convertible preferred stock	$12.24	$12.21	$12.22
Exercise price of warrants	$4.44	$0.04	$0.04

The Company issued equity-classified common stock warrants during the year ended December 31, 2020 (see Note 13). While the fair value of the common stock warrants represents a Level 3 measurement, equity-classified warrants are recorded at their initial fair value and not subsequently remeasured. As such, the common stock warrants and its unobservable inputs are not included in the above tables.

One Srl call option liability

The One Srl call option liability was recorded at estimated fair value at the date of issuance and is remeasured at each subsequent reporting date with changes in fair value recorded in other income (expense) in the accompanying consolidated statements of operations. Fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of call option liability include the estimated fair value of the underlying stock price, expected term, risk free interest rate, and expected volatility.

The following represents a summary of the changes to Company’s One Srl call option liability for the years ended December 31, 2021 and 2020 (in thousands):

Fair value of One Srl call option	$1,494
Foreign currency translation loss	51
Balance at December 31, 2020	$1,545
Change in fair value	1,024
Foreign currency translation gain	(153)
Balance at December 31, 2021	$2,416

Changes in the unobservable inputs noted above would impact the amount of the respective liability. For the respective liability, increases (decreases) in the estimates of the Company’s annual volatility would increase (decrease) the liability and an increase (decrease) in the annual risk-free rate would increase (decrease) the liability.

The following weighted average assumptions were used to determine the fair value of the One Srl call option liability at December 31, 2021 and 2020:

	At December 31,
	2021	2020
Expected term	2.0 years	1.8 years
Expected volatility	62.0%	61.0%
Expected dividend yield	0.0%	0.0%
Risk free interest rate	0.7%	0.1%
Estimated fair value of ownership interest	$6,922	$6,066
Exercise price of call option	$6,806	$7,358

Convertible promissory notes

The convertible promissory notes issued in conjunction with the bridge financing arrangement were recognized at fair value at issuance and subsequent changes in fair value were recorded in the accompanying consolidated statements of operations (see Note 12). Fair value is determined using a multiple scenario-based valuation method. The fair value of the hybrid instrument was determined by calculating the value of the instrument in each scenario “with” the respective conversion feature and “without”. The significant inputs used in estimating the fair value of the convertible promissory notes include the estimated discount rate, expected term, and the outcome probability with respect to each scenario.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following assumptions were used to determine the fair value of the convertible promissory notes at December 31, 2021:

Convertible Promissory Notes
Expected term	0.1 years
Discount rate	36.3%
Probability of repayment after close of business combination	95.0%
Probability of holder electing conversion option	5.0%

4.	Marketable Securities

The following table summarizes the marketable securities held at December 31, 2020 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marketable securities:
Commercial paper	$15,999	$1	$(2)	$15,998
United States Treasury securities	8,000	—	—	8,000
Total marketable securities	$23,999	$1	$(2)	$23,998

All marketable securities held at December 31, 2020 reached their respective maturity date during year ended December 31, 2021. No marketable securities remained outstanding at December 31, 2021.

5.	Product Revenue Reserve and Allowance

The Company sells the Product principally to a limited number of customers consisting of telemedicine and online pharmacies, that in turn resell the Product to end-user patients and healthcare providers. Patients are required to have a prescription in order to purchase the Product in the US.

Roman Health Pharmacy LLC

In August 2019, the Company entered into a two-year exclusive supply and distribution agreement with Roman Health Pharmacy LLC (“Ro”), giving Ro exclusive distributor rights to sell the Product via telehealth platforms in the United States. Ro submits purchase orders as needed to Cardinal Health, the Company’s third-party logistics distribution agent for commercial sales of the Product, and Cardinal Health ships to Ro. Pursuant to the terms of the 2019 agreement, the Company retained control of the Product until Ro received an end-user purchase order and prepared the Product for shipment to Ro patients, at which time control passes to Ro. The Company began shipping products to Ro in May 2020. The Company recognized revenue based on units shipped by Ro to end-users.

In January 2021, the Company and Ro amended and restated its customer agreement. Pursuant to the amended and restated agreement, the Company received $10.0 million of cash as a pre-buy commitment for Product which was recorded to current deferred income in the accompanying consolidated balance sheets. Additionally, the amended and restated agreement ended the consignment arrangement with Ro and the Company no longer retains control of any units shipped to Ro under the amended terms. Henceforth, all products shipped to Ro are immediately recognized as revenue upon the transfer of physical control.

In July 2021, the Company and Ro entered into a second amended and restatement agreement, under which the Company received $30.0 million of cash as a second pre-buy commitment for the Product, which was recorded to current deferred income in the accompanying consolidated balance sheets. Additionally, the Company extended Ro’s exclusive period by approximately one year through July 1, 2023. Upon expiration of the exclusive period as amended, the exclusive right and license under the agreement shall automatically convert to non-exclusive for the remainder of term of the agreement unless further extended. The agreement may be terminated by mutual agreement after the exclusive period expired.

During the years ended December 31, 2021 and 2020, the Company recognized $9.7 million and $2.5 million, respectively, of product revenue, net, in the accompanying consolidated statements of operations with respect to Ro. The Company recorded a deferred income balance of $31.0 million at December 31, 2021 and an accounts receivable balance of $0.6 million at December 31, 2020 with respect to Ro in the accompanying consolidated balance sheets.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GoGoMeds

In February 2020, the Company entered into a two-year exclusive distribution agreement with GoGoMeds (“GGM”), giving GGM exclusive distributor rights to all online and mail orders generated in the United States, except those via telehealth. GGM submits purchase orders as needed to Cardinal Health and Cardinal Health ships to GGM. Once GGM has accepted the delivered Product, GGM takes control of the Product and the Company is entitled to payment. The Company began shipping products to GGM in May 2020. The Company recognizes revenue based on units shipped to GGM and upon transfer of physical control. During the years ended December 31, 2021 and 2020, the Company recognized $1.5 million and $0.1 million, respectively, of product revenue, net, in the accompanying consolidated statements of operations with respect to GGM. At December 31, 2021 and December 31, 2020, the Company recorded an accounts receivable balance of $0.8 million and $0.1 million, respectively, prior to reserves and allowances, in the accompanying consolidated balance sheets with respect to GGM.

CMS Bridging DMCC

In June 2020, the Company and CMS Bridging DMCC (“CMS”) entered into a set of licensing, collaboration, and investing agreements (“CMS Agreements”) involving the license of the Company’s intellectual property (“IP”) to CMS in Singapore and Greater China (the “CMS Territory”) and governing the supply of product from the Company to CMS for sale in the CMS Territory, together with an agreement for CMS to invest in the Company’s Series Growth 3 & 4 Preferred Shares.

Under the terms of the CMS Agreement, the Company granted CMS an exclusive, transferable, sub-licensable, and royalty-bearing license of the Company’s IP to develop, import, register, manufacture, and commercialize the Product, whether through online sales channels or offline sales channels during the term of the agreement. The agreement can be terminated earlier by mutual agreement of the parties. In accordance with the CMS Agreement, all legal and beneficial ownership of (i) all IP rights relating to the Products (including any data generated from the use of the Products and other improvements) and (ii) all of the information provided or generated under the agreement or otherwise related to the Products shall both ultimately belong to and remain vested with the Company. CMS must purchase the Product from the Company at a markup of the Company’s cost of goods sold.

As consideration for the rights and licenses granted by the Company to CMS under the agreement, CMS paid the Company a one-time, non-refundable and non-creditable upfront fee of $15.0 million and is required to pay a one-time, non-refundable, and non-creditable milestone payment of $5.0 million within thirty days after the earlier of (i) the approval of marketing authorization as a prescription product by the Product by National Medical Products Administration, and (ii) the fifth anniversary of the agreement’s effective date. The CMS Agreement also contains commercial milestones due to the Company based on the achievement of annual net product revenue thresholds in the CMS Territory. Additionally, CMS shall pay the Company royalties on net sales of all products in the CMS Territory commencing January 1, 2022 through the expiration date of the agreement.

The Company determined the only performance obligation that exists is the licensing of the Product in the CMS Territory. The transactions price consisted of the $15.0 million upfront payment and the discounted time-based milestone of $3.7 million with the difference of $1.3 million accreted as interest income over five years with the remaining balance being accreted in full upon the approval of the marketing authorization as a prescription product if achieved prior to the end of the five years. The IP license granted to CMS represents a right to use the IP and therefore is recognized at a point in time, which was determined to be the effective date of the agreements. As such, the Company recognized revenue in the amount of $18.7 million during the year ended December 31, 2020, which is included under license and collaboration revenue in the accompanying consolidated statements of operations. At December 31, 2021 and December 31, 2020, the discounted time-based milestone had a balance of $4.1 million and $3.9 million, respectively, included in other assets in the accompanying consolidated balance sheets. The royalties and other commercial milestones will only be recognized in the periods in which the applicable subsequent sales occur.

Total Product Revenue, net and Reserves

During the years ended December 31, 2021 and 2020, the Company recognized $11.2 million and $2.7 million, respectively, of product revenue, net in the accompanying consolidated statements of operations. At December 31, 2021 and December 31, 2020, the Company had accounts receivable of $0.7 million and $0.8 million, respectively, prior to reserves and allowances. The following table summarizes the activity in the product revenue reserve and allowance for the years ended December 31, 2021 and 2020 (in thousands):

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Product Revenue Reserves
Balance at December 31, 2019	$—
Provision related to product sales	980
Credits and payments made	(966)
Balance at December 31, 2020	14
Provision related to product sales	522
Credits and payments made	(454)
Balance at December 31, 2021	$82

At December 31, 2021 and 2020, product related reserve and allowances comprised solely contractual adjustments owed to the Company’s telehealth and online pharmacy partners, which were netted to accounts receivable in the Company’s consolidated balance sheets for the year. Through December 31, 2021, there had been no product related reserves or allowances owed to other parties, including the federal and state governments or their agencies.

6.	Inventories

Inventories consisted of the following (in thousands):

	At December 31,
	2021	2020
Raw materials	$8,074	$1,213
Work in process	2,643	913
Finished goods	2,786	2,433
Consignment inventories	—	563
Total inventories	$13,503	$5,122

7.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	At December 31,
	2021	2020
Prepaid expenses	$3,874	$1,024
Prepaid contract research costs	262	169
Research and development tax credit	579	1,131
Value added tax receivable	5,633	4,315
Deferred financing costs	3,855	38
Prepaid expenses and other current assets	$14,203	$6,677

8.	Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

	At December 31,
	2021	2020
Laboratory and manufacturing equipment	$28,101	$8,176
Land and buildings	10,404	4,334
Leasehold improvements	1,614	1,742
Computer equipment and software	463	176
Capitalized software	228	17
Construction in process	22,097	35,551
Property and equipment – at cost	62,907	49,996
Less accumulated depreciation	(4,392)	(3,101)
Property and equipment – net	$58,515	$46,895

The Company owns and operates commercial manufacturing and research and development facilities in Italy, including a 51,000 square foot facility, which the Company expects to further expand to a 88,600 square foot facility, as well as approximately 12 acres of land, where the Company initiated construction of an additional 207,000 square foot facility. Both facilities are near the Town of Lecce in the Puglia region of Italy. Property and equipment classified as construction in process at December 31, 2021 and 2020 are related to the development of manufacturing lines that have not yet been placed into service at December 31, 2021.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense was approximately $1.5 million and $0.5 million and for the years ended December 31, 2021 and 2020, respectively.

9.	Accrued Expenses

Accrued expenses and other current liabilities consist of the following (in thousands):

	At December 31,
	2021	2020
Accrued payroll and related benefits	$1,384	$3,009
Accrued professional fees and outside contractors (including due to related party of $60 and $109, respectively)	4,359	3,494
Accrued property, plant and equipment additions	1,257	768
Accrued inventory and manufacturing expense	128	-
Unpaid portion of acquisition of intangible asset and investment in related party (see Note 11)	5,604	-
Income taxes payable	145	-
Deferred IPO Fees	738	-
Accrued interest	45	49
Total accrued expenses	$13,660	$7,320

10.	Other Long-Term Liabilities

Other long-term liabilities consist of the following (in thousands):

	At December 31,
	2021	2020
Deferred IPO fees	$-	$738
Long-term tax liabilities	182	301
Contingent loss for research and development tax credits	2,990	3,233
Unpaid portion of acquisition of intangible asset and investment in related party (see Note 11)	-	5,912
One Srl call option (see Note 11)	2,416	1,545
Total other long-term liabilities	$5,588	$11,729

11.	Significant Agreements

Puglia 1 Grant

In May 2020, the Company was awarded a grant by the Puglia region of Italy as an incentive to manufacture and carry out research and development activities in Italy (“PIA 1 Grant”), with the key underlying activity being the development of the commercial facility to expand production capacity for the Product. The PIA 1 Grant provides funding of up to €5.3 million (approximately $6.0 million at December 31, 2021) as reimbursement for certain facility and equipment investments in the Company’s manufacturing facility in Calimera, Italy, and up to €3.9 million (approximately $4.4 million at December 31, 2021) as reimbursement for certain research and development expenditures over a three-year period. The Company is required to adhere to standard workplace safety regulations and local laws in Italy and is not permitted to physically move the reimbursed assets from the Puglia region for five years from the project completion date of May 2023. The Company has concluded that income recognition is appropriate as it is reasonably assured that it will comply with all the conditions of the grant and the proceeds from the grant for costs incurred to date will be received.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recognized grant income of $0.5 million and $3.5 million in other income, net, on the accompanying consolidated statements of operations during the years ended December 31, 2021 and 2020, respectively, related to the PIA 1 Grant, of which $0.2 million and $0.2 million was attributable to research and development expenses and investments in facilities and equipment, respectively, during the year ended December 31, 2021 and $3.4 million and $0.1 million was attributable to research and development expenses and investments in facilities and equipment, respectively, during the year ended December 31, 2020. The Company recorded $6.4 million and $5.8 million of deferred income in the accompanying consolidated balance sheets at December 31, 2021 and 2020, respectively, of which $0.9 million and $0.6 million was recorded as a current liability, respectively, as it is expected to be recognized within one year of the date of the accompanying consolidated balance sheets. The Company collected zero proceeds and $4.9 million from the PIA 1 grant during the years ended December 31, 2021 and 2020, respectively, and recorded a grant receivable of $5.4 million and $4.3 million in the accompanying consolidated balance sheets at December 31, 2021 and 2020, respectively.

Puglia 2 Grant

In November 2020, the Company was awarded a second grant by the Puglia region of Italy as an incentive to manufacture and carry out research and development activities in Italy (“PIA 2 Grant”), with the key underlying activity being the development of a second manufacturing line at the commercial facility to expand production capacity for the Product, and research and development activities targeting new gastrointestinal health indications. The PIA 2 Grant provides funding of up to €3.3 million (approximately $3.7 million at December 31, 2021) as reimbursement for certain facility and equipment investments in the Company’s manufacturing facility in Calimera, Italy, and up to €8.3 million (approximately $9.4 million at December 31, 2021) as reimbursement for certain research and development expenditures over a three-year period. The Company is required to adhere to standard workplace safety regulations and local laws in Italy and is not permitted to physically move the reimbursed assets from the Puglia region for five years from the project completion date of November 2023. The Company has concluded that income recognition is appropriate as it is reasonably assured that it will comply with all the conditions of the grant and the proceeds from the grant for costs incurred to date will be received.

The Company recognized grant income of $1.1 million and $0.8 million in other income, net, on the accompanying consolidated statements of operations during the years ended December 31, 2021, and 2020, respectively, related to the PIA 2 Grant, which was entirely attributable to research and development expenses. The Company has recorded $3.7 million and $3.0 million of deferred income in the accompanying consolidated balance sheets at December 31, 2021 and 2020, respectively, of which $0.4 million and zero was recorded as a current liability, respectively, as it is expected to be recognized within one year of the date of the accompanying consolidated balance sheets. The Company collected $1.9 million and zero proceeds from the PIA 2 grant during the years ended December 31, 2021 and 2020, respectively, and has recorded a grant receivable of $3.6 million and $3.9 in the accompanying consolidated balance sheets at December 31, 2021 and 2020, respectively.

One S.r.l. (“One”) Amended Patent License and Assignment Agreement

In October 2008 and December 2008, the Company entered into a patent license and assignment agreement and master agreement with One, the original inventor and owner of the Company’s core patents and a related party to the Company (see Notes 19 and 20), to license and subsequently purchase certain intellectual property to develop hydrogel-based product candidates. In December 2014, the Company amended and restated the patent license agreement and the master agreement into a single agreement, referred to as the amended and restated master agreement. The amended and restated master agreement will remain in effect until the expiration of the last patents covered by the agreement or until all obligations under the amended and restated master agreement with respect to payments have terminated or expired.

In June 2019, the Company entered into a transaction with One that further amended the terms of the amended and restated master agreement and resulted in the Company owning 10% equity interest in One (the “2019 One Amendment”). Under the amended and restated master agreement following this transaction, €5.5 million (approximately $6.2 million at December 31, 2021) the Company would be required to pay upon the achievement of future commercial milestones from weight loss medical indications were eliminated, and the percentage of royalties the Company is required to pay on future net revenues was reduced. In return, One received additional consideration consisting of new future milestones of up to €11.0 million (approximately $12.5 million at December 31, 2021) upon the commercial success of new medical indications, and the Company was required to issue to One a warrant for redeemable convertible preferred stock equivalent to 2.7% of the shares of capital stock outstanding on an as converted basis within 30 days of the completion of a future qualifying equity financing that results in at least $50.0 million in gross proceeds. The warrant would have an exercise price equivalent to the issuance price of a future qualifying equity financing (see Note 13). As an additional component to this transaction, the Company acquired a 10% equity interest in One in exchange for cash consideration of €11.5 million (approximately $13.0 million at December 31, 2021) with a net present value of €11.1 million (approximately $12.7 million at the transaction date). During the year ended December 31, 2021 the Company did not make any payments of the agreed upon cash consideration. During the year ended December 31, 2020, the Company paid €2.6 million (approximately $3.1 million at the transaction date) of the agreed upon cash consideration. The unpaid cash consideration to One, after adjusting for a foreign currency translation gain and interest expense was $5.6 million and $5.9 million at December 31, 2021 and 2020, respectively. At December 31, 2021, all $5.6 million was included in accrued expenses in the accompanying consolidated balance sheets as it was expected to be settled within the next twelve months. At December 31, 2020, all $5.9 million was included in other long-term liabilities in the accompanying consolidated balance sheets. None of the future milestones under the master agreement, as amended, have been met, or are deemed to be probable of being met, at the transaction date or at December 31, 2021 and 2020, respectively.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company accounted for the reduction in royalties the Company is required to pay on future net revenues that resulted from the 2019 One Amendment as an intangible asset under ASC 350, Intangibles – Goodwill and Other, which shall be amortized over its useful life, which was determined to be the earliest expiration of patents related to the underlying intellectual property in November 2028. The Company accounted for the acquisition of the 10% equity interest in One under ASC 323, Investments – Equity Method and Joint Ventures. The Company initially allocated consideration in the June 2019 transaction on a relative fair value basis in the following manner (in thousands):

Consideration
Cash	$12,668
Warrants for redeemable convertible preferred stock	4,706
Fair value of total consideration	$17,374

Assets acquired at relative fair value
Intangible asset related to reduction in royalty	$15,564
Equity-method investment	1,810
Total assets acquired	$17,374

The Company accounted for tax impact of the acquisition of the intangible asset under ASC 740, Income Taxes, which resulted in the recognition of a deferred tax liability of $5.8 million, to account for the book-to-tax basis difference, that was applied to the initial carrying value of the intangible asset acquired.

A summary of the intangible asset activity that resulted from this transaction during the years ended December 31, 2021 and 2020 is as follows (in thousands):

Intangible Assets
Intangible asset at relative fair value	$15,564
Adjustment to record deferred tax liability	5,783
Carrying value of intangible asset at June 2019 acquisition date	$21,347
Amortization expense	(1,133)
Balance at December 31, 2019	$20,214
Amortization expense	(2,267)
Balance at December 31, 2020	$17,947
Amortization expense	(2,267)
Balance at December 31, 2021	$15,680

In conjunction with acquiring the investment in One, the Company recognized a deferred tax asset of approximately $3.1 million which represents the excess tax basis over carrying value. The Company recorded this deferred tax asset with a corresponding decrease to the amounts initially allocated to the investment. As the deferred tax asset exceeds the initially allocated balances and results in a reduction of the initial carrying value of the $1.8 million investment balance to zero, the remaining $1.2 million excess was recorded as a deferred credit. In May 2020, the Company transferred the equity-method investment in One from the Gelesis entity in Italy to a Gelesis entity in the US. In connection with the transfer of the equity-method investment, the Company wrote-off the deferred tax asset of $3.0 million generated by the book-to-tax difference and the deferred credit of $1.2 million, resulting in an expense of $1.8 million recorded within provision for income taxes in the accompanying consolidated statements of operations during the year ended December 31, 2020.

In October 2020, the Company further amended the terms of the amended and restated master agreement with One to cancel its obligation to issue to One the warrant for redeemable convertible preferred stock agreed to in the 2019 One Amendment (the “2020 One Amendment”). In return for cancelling the warrant, One received additional consideration consisting of a commercial milestone of €6.5 million (approximately $7.4 million at December 31, 2021) upon a weight loss product reaching €2.0 billion in cumulative net sales, and certain shareholders of One were granted warrants to purchase 522,009 shares of the Company’s common stock. The warrant for redeemable convertible preferred stock was remeasured prior to settlement. Additionally, the Company granted One a contingent call option to buy back the 10% ownership that the Company acquired in the 2019 One Amendment at an exercise price of €6.0 million (approximately $6.8 million at December 31, 2021). The call option is only exercisable upon (1) a change of control or a deemed liquidation event by the Company, as defined, in the Company’s Restated Certification of Incorporation (2) the date in which the Company’s current Chief Executive Officer is no longer affiliated with the Company in his capacity as either an executive officer or a member of the board of directors.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company accounted for the 2020 One Amendment by derecognizing the carrying value of the warrant liability for redeemable convertible preferred stock on the date of the 2020 One Amendment, which had a fair value of approximately $6.0 million, and recognizing the consideration provided in the amendment, which had an aggregate fair value of approximately $5.8 million. The difference between the consideration provided by the Company and the warrant liability derecognized, approximately $0.2 million, represents a gain on settlement of the warrant liability and was recognized in other income (expense), net, on the accompanying consolidated statements of operations during the year ended December 31, 2020.

As the contingent call option granted to One shareholders to buy back the 10% investment in One did not meet the definition of a derivate under ASC 815, Derivatives and Hedging, the Company recorded the grant date fair value of the call option, approximately $1.5 million, to other long-term liabilities on the consolidated balance sheets. Increases or decreases in fair value of the contingent call option are recorded in the consolidated statements of operations. The Company accounted for the common stock warrants under ASC 815, Derivatives and Hedging, which resulted in recording the grant date fair value of the common stock warrants, approximately $4.3 million, to additional paid in capital in the accompanying consolidated balance sheets. As the common stock warrants are equity-classified, the warrants are recorded at their initial fair value and not subsequently remeasured.

The commercial milestone added as part of the 2020 One Amendment constitutes contingent consideration and was provided as additional consideration for a license or asset acquisition, representing one component of the consideration replacing the warrant liability previously provided as part of the consideration for the license. Under asset acquisition accounting, contingent consideration is not recognized until the contingency is resolved. As such, no amount was recognized for the contingent milestone on the date of the amendment.

A summary of the gain on the warrant liability settlement that resulted from the 2020 One Amendment during the year ended December 31, 2020 is as follows (in thousands):

Carrying value of warrants for redeemable convertible preferred stock	$5,973
Fair value of common stock warrants, net of cash consideration paid of $10	(4,312)
Fair value of contingent call option granted to One shareholders	(1,494)
Gain on warrant liability extinguishment	$167

Research Innovation Fund (“RIF”) Financing

In August 2020, the Gelesis S.r.l. entered into a loan and equity agreement with RIF, an investment fund out of the EU, whereby Gelesis S.r.l. received €10.0 million (approximately $11.3 million at December 31, 2021) from RIF as an equity investment and €15.0 million (approximately $17.0 million at December 31, 2021) as a loan with a fixed interest rate of 6.35% per annum (see Note 12). The equity investment can be called by Gelesis, Inc., beginning in December 2023 and ending in December 2026, by paying the investment plus 15% percent annual interest. If the Company does not exercise this call option, beginning in January 2027 and ending in December 2027, RIF may put the investment to the Company at a cost of the investment amount plus 3.175% percent annual interest. The loan has a termination date of December 31, 2030 and is repayable over 8 years starting 24 months subsequent to its issuance. Any unpaid principal and interest must be repaid upon exercise of the call option by the Company, or subsequent exercise of a put option by RIF. At December 31, 2021, RIF holds approximately 20% of the equity of Gelesis S.r.l.

The Company concluded that Gelesis Inc. is the only equity investment at risk as RIF’s investment is not considered equity due to the call and put options. The Company further evaluated the sufficiency of the equity at risk and concluded that given the fact that Gelesis S.r.l. had to receive the RIF investment, which represents subordinated financial support but not equity, the fair value of Gelesis Inc. equity is not sufficient to absorb its expected losses resulting from its research and development operations and business plan, rather some of its expected losses will have to be absorbed by the RIF investment.

The RIF investment is equity held by a noncontrolling interest. Since the put option does not make the equity mandatorily redeemable, and the call option is held by the Company, the noncontrolling interest is not considered mandatorily redeemable and as such, is not presented as a liability. The noncontrolling interest is therefore classified as temporary equity – noncontrolling interest, and is accounted for in accordance with ASC 810, Consolidation.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The noncontrolling interest is initially recorded at €10.0 million (approximately $11.3 million at transaction date, net of issuance costs of $0.4 million), the consideration allocated to the shareholder investment based on its fair value. The Company has applied ASC 810 to subsequently remeasure the noncontrolling interest, which results in no losses being attributed to the noncontrolling interest, rather, only earnings of the Gelesis S.r.l. entity based on the shareholder rights as a whole instrument. However, the noncontrolling interest shall not be reduced below the current redemption value of the put option, which represents the initial investment plus the accrued rate of return of 3.175% per annum. Adjustments to the noncontrolling interest that result from accreting the put option to its redemption value are recorded to accumulated deficit in the accompanying consolidated balance sheets. The Company recorded accretion of $0.6 million and foreign currency translation loss of $0.5 million to the noncontrolling interest during the year ended December 31, 2020. The Company recorded accretion of $0.4 million and foreign currency translation gain of $1.0 million to the noncontrolling interest during the year ended December 31, 2021. The noncontrolling interest balance was $11.9 million and $12.4 million at December 31, 2021 and 2020, respectively, in the accompanying consolidated balance sheets.

12.	Debt

Italian Economic Development Agency Loan

In May 2014, the Company entered into a loan agreement with an Italian economic development agency in connection with a grant. In February 2016, the Company received a second tranche of financing under this loan agreement. Borrowings under the loan totaled €1.2 million (approximately $1.4 million at December 31, 2021), and the loan bears interest at 0.332% per annum. The Company is required to make annual principal and interest payments from January 2017 through January 2024.

Intesa Sanpaolo Loan

In November 2019, the Company entered into a loan agreement with Intesa Sanpaolo. Initial borrowings under the loan totaled €2.4 million (approximately $2.8 million at December 31, 2021), net of transaction costs of €0.1 million (approximately $0.1 million at December 31, 2021), and the loan bears interest at base rate of 2.3% plus the 3-month Euribor rate per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on a quarterly basis through and including October 31, 2021 (the interest only termination date), after which payments of principal in equal quarterly installments and accrued interest will be due until the loan matures on October 31, 2029. The Company pledged certain manufacturing facilities, excluding equipment, as collateral under this loan agreement.

During the year ended December 31, 2020, the Company borrowed an additional €5.0 million (approximately $5.7 million at December 31, 2021), net of transaction costs of approximately €13,000 (approximately $14,000 at December 31, 2021). The additional borrowings under the loan had the same terms and repayment schedule as the November 2019 loan.

In March 2021, the Company entered into another loan agreement with Intesa Sanpaolo for aggregate borrowing of up to €5.0 million. Borrowings under the second loan agreement upon closing and at December 31, 2021, totaled €4.8 million (approximately $5.4 million at December 31, 2021), net of transaction costs of €0.2 million (approximately $0.2 million at December 31, 2021), and the loan bears interest at base rate of 0.701%. The Company is required to make payments of interest only on borrowings under the loan agreement on a monthly basis through March 2023 (the interest only termination date), after which payments of principal in equal monthly installments and accrued interest will be due until the loan matures on March 26, 2024.

Horizon 2020 Loan

In December 2019, as part of the Horizon 2020 Grant (see Note 11), the Company entered into a loan agreement with the Italian Finance Ministry. Borrowings under the loan totaled €0.3 million (approximately $0.3 million at December 31, 2021), net of transaction costs and discounts of approximately €21,000 (approximately $24,000 at December 31, 2021), and the loan bears interest at 0.171% per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on a semiannual basis through and including June 30, 2020 (the interest only termination date), after which payments of principal in equal semiannual installments and accrued interest will be due until the loan matures on June 30, 2028.

In October 2020, the Company borrowed an additional €0.2 million (approximately $0.2 million at December 31, 2021), net of transaction costs of approximately €19,000 (approximately $22,000 at December 31, 2021). The additional borrowings under the loan had the same terms and repayment schedule as the December 2019 loan.

RIF Shareholders Loan

In August 2020, as part of the RIF financing transaction (see Note 11), the Company entered into a loan agreement with the shareholders of RIF. Borrowings under the loan totaled €14.5 million (approximately $16.4 million at December 31, 2021), net of transaction costs of €0.5 million (approximately $0.6 million at December 31, 2021), and the loan bears interest at 6.35% per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on an annual basis starting December 31, 2020 and through and including December 30, 2022 (the interest only termination date), after which payments of principal in equal annual installments and accrued interest will be due until the loan matures on December 31, 2030. If either party exercises its call option or put option on the equity investment as part of the RIF Transaction, the unpaid principal and accrued interest as of that date must be paid by the Company.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UniCredit Loan

In November 2020, the Company entered into a loan agreement with UniCredit. Borrowings under the loan totaled €4.9 million (approximately $5.7 million at December 31, 2021), net of transaction costs and discounts of €0.1 million (approximately $0.1 million at December 31, 2021), and the loan bears interest at 2.12% per annum. The Company is required to make payments of principal and accrued interest on a semiannual basis starting December 10, 2021 until the loan matures on December 10, 2027.

PPP Loan

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted to, amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic. The CARES Act includes a Paycheck Protection Program (“PPP”) administered through the Small Business Association (“SBA”). Under the PPP, beginning April 3, 2020, small businesses and other entities and individuals could apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria.

In April 2020, the Company issued a promissory note to Silicon Valley Bank, pursuant to which it received loan proceeds of $0.3 million (the “PPP Loan”) provided under the PPP established under the CARES Act and guaranteed by the U.S. Small Business Administration. In November 2020, the Company was notified by Silicon Valley Bank that the PPP Loan had been fully forgiven by the SBA and there is no remaining balance on its account. The Company recognized income of $0.3 million in other income on the consolidated statements of operations during the year ended December 31, 2020, for debt extinguishment pursuant to ASC 470, Debt.

2021 Bridge Financing

On December 13, 2021, the Company entered into a bridge financing arrangement, executing convertible promissory note agreements for $12.0 million with SSD2 an existing investor and related party (see Note 20) and $15.0 million with PureTech, an existing investor and related party (see Note 20). These promissory notes bear interest at 10% and shall be settled in cash for principal plus accrued interest by the third (3rd) business day following the closing of the Business Combination Agreement with CPSR, or thirty (30) days following the termination of the Business Combination Agreement. In the event the Business Combination Agreement is terminated, the majority holders of the promissory notes may elect to convert outstanding principal and interest into the securities being issued and sold to investors in a subsequent qualified financing at a discounted conversion price equal to 75% of the price per share paid by other investors in the financing. The Company elected to recognize the hybrid instrument at fair value at issuance and record subsequent changes in fair value in the accompanying consolidated statements of operations (see Note 3). At issuance the Company determined the aggregate fair value of the convertibles promissory notes was $27.0 million. At December 31, 2021, the fair value was determined to be $27.1 million. During the year ended December 31, 2021, the Company recognized a loss of $0.1 million with respect to the change in fair value of the convertible promissory notes on the accompanying consolidated statements of operations.

Future maturities with respect to non-convertible debt outstanding at December 31, 2021 are as follows (in thousands):

At December 31, 2021
2022	2,183
2023	8,585
2024	5,771
2025	4,199
2026	4,221
More than 5 years	12,877
Unamortized loan discount and issuance costs	(754)
Total obligation	$37,081

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	Warrants

Summary of Outstanding Warrants

The following represents a summary of the warrants outstanding at December 31, 2021:

Issued	Classification	Exercisable for	Number of Shares Issuable
August 2013	Liability	Series A-4 redeemable convertible preferred stock ("Series A-4")	708,493
October 2020	Equity	Common stock	522,009

The following represents a summary of the warrants outstanding at December 31, 2020:

Issued	Classification	Exercisable for	Number of Shares Issuable
April 2011	Liability	Series A-1 redeemable convertible preferred stock ("Series A-1")	74,784
June 2012	Liability	Series A-3 redeemable convertible preferred stock ("Series A-3")	238,189
August 2013	Liability	Series A-4 redeemable convertible preferred stock ("Series A-4")	708,493
October 2020	Equity	Common stock	522,009

Warrants Issued in Connection with 2008 Loan Agreement

In April 2011, in connection with an amendment to the 2008 Loan, the Company issued a warrant to purchase shares of Series A-1 at an exercise price equal to the lower of $4.44 per share or the price per share received in the first sale of shares of the Company’s stock resulting in at least $5.0 million gross proceeds to the Company. The warrant is exercisable for the number of shares of Series A-1 equal to the quotient of $0.3 million divided by the exercise price of the warrant. Following the issuance of Series A-5 redeemable convertible preferred stock (“Series A-5”) in March 2015 (see Note 14) the warrant became exercisable for 74,784 shares of Series A-1 at an exercise price of $4.44. The warrant terminates upon the earlier of (i) April 27, 2021, (ii) three years after the effective date of an initial public offering or (iii) a sale of the Company. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. The fair value of the warrants was $0.6 million at December 31, 2020. In April 2021, the Company issued 52,222 shares of Series A-1 upon the net exercise of the remaining outstanding warrants. The warrants exercised had an aggregate fair value of $0.9 million on the date of exercise. No Series A-1 warrants remained outstanding at December 31, 2021.

Series A-3 Warrants

In June 2012, in connection with an amendment to the Master Agreement and Patent and License Assignment Agreement with One (see Note 11), in exchange for the right to expand the field use of the intellectual property purchased, the Company issued fully vested warrants to purchase 238,189 shares of Series A-3 at an exercise price of $0.04 per share. The warrant is subject to automatic exercise upon a deemed liquidation event, as defined, in the Company’s Restated Certification of Incorporation. The warrants expire in June 2022.

The fair value of the warrants was $0.7 million at the date of issuance and was recorded as a research and development expense, and a corresponding warrant liability was recorded as a component of other non-current liabilities. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. The fair value of the warrants was $2.9 million at December 31, 2020. In March 2021, the Company issued 238,189 shares of Series A-3 upon the exercise of the remaining outstanding warrants. The warrants exercised had an aggregate fair value of $3.0 million on the date of exercise. No Series A-3 warrants remained outstanding at December 31, 2021.

Series A-4 Warrants

In August 2013, in connection with the issuance of Series A-4, the Company issued contingent warrants to purchase 719,670 shares of Series A-4 at an exercise price of $0.04 per share. Such warrants were issuable if the Company did not sell shares of its common stock in a firm commitment underwritten public offering on or before February 15, 2015 or if the Company was liquidated, dissolved, wound up or closes a deemed liquidation event prior to an IPO. The warrants were issued in February 2015 when the contingencies were not met. The warrants expire in February 2025.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the warrants was $1.7 million at the date of issuance and was recorded as a research and development expense, and a corresponding warrant liability was recorded as a component of other non-current liabilities. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. In October 2020, the Company issued 11,177 shares of Series A-4 upon the exercise of the associated warrants. The warrants exercised had an aggregate fair value of $0.1 million on the date of exercise. At December 31, 2021 and 2020, 708,493 warrants remained outstanding with an aggregate fair value of $15.8 million and $8.6 million, respectively.

Series 3 Growth Warrants

In June 2019, in connection with the terms of the amended and restated master agreement between the Company and One, the Company agreed to issue to One a warrant for redeemable convertible preferred stock equivalent to 2.7% of the shares of capital stock outstanding on an as converted basis within 30 days of the completion of a future equity financing that results in at least $50.0 million in gross proceeds with an exercise price equal to the issuance price of the future equity financing (see Note 11).

Due to the fact that the settlement value was dependent on something other than the fair value of the issuer’s equity shares, ASC 480 – Distinguishing Liabilities from Equity required that the warrants be accounted for as liabilities, until such time that the warrants truly became ‘fixed for fixed’ and no longer had any potential changes in the settlement value due to the underlying contingent events. The Company determined its obligation to issue such warrants was a component of the consideration issued to One in the June 2019 transaction. The Company determined such future warrants had a fair value of $4.7 million as of the transaction date based on the terms of the warrant per the amended and restated master agreement and its capital structure. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. The warrant liability had a fair value of $4.6 million at December 31, 2019.

In December 2019, the Company entered into the Series 3 & 4 Growth Preferred Stock Purchase Agreement (the “Series 3 & 4 Growth Agreement”), under which, it closed a $50.0 million equity financing round for Series 3 Growth (see Note 11) and the warrant became issuable for 478,828 shares of Series 3 Growth.

In October 2020, the Company and One amended the terms of the amended and restated master agreement which resulted in the Company being relieved from its obligation to issue the warrants for Series 3 Growth in exchange for the delivery of warrants to common stock, a contingent call option and contingent consideration of the commercial milestone (see Note 11). The warrant liability relating to the obligation to issue Series 3 Growth warrants was adjusted to its extinguishment date fair value of $6.0 million prior to being derecognized. The difference between the consideration provided by the Company and the warrant liability derecognized resulted in a gain on warrant liability extinguishment of $0.2 million and was recognized in other income on the accompanying consolidated statements of operations during the year ended December 31, 2020. No Series 3 Growth warrants remained outstanding at December 31, 2020.

Series 4 Growth Options

Pursuant to the Series 3 & 4 Growth Agreement, Series 3 Growth shareholders were given the right, but not the obligation, to purchase shares of Series 4 Growth at a purchase price of $20.72, within one year of the Series 3 Growth initial closing in December 2019 (the “Series 4 Growth Options”).

In conjunction with the 2,973,270 shares of Series 3 Growth issued during the Series 3 Growth initial closing, the Company issued 2,419,573 Series 4 Growth Options. During the year ended December 31, 2020, the Company issued an additional 2,845,625 shares of Series 3 Growth to current and new investors, resulting in the issuance of an additional 2,371,812 Series 4 Growth Options.

The Series 4 Growth Options were evaluated under ASC 480 – Distinguishing Liabilities from Equity and it was determined that they met the requirements for separate accounting as freestanding financial instruments and should be classified as liabilities, as they relate to an obligation to issue shares that are potentially redeemable. From an accounting perspective, the Company determined that the Series 4 Growth Options should be accounted for as a warrant for redeemable convertible preferred shares. Accordingly, the Company recorded a warrant liability for Series 4 Growth Options upon issuance at fair value with the corresponding offset recorded as a discount to the Series 3 Growth. The Series 4 Growth Options liability is remeasured at each reporting date up to the exercise or expiration of the options with increases or decreases in fair value being recorded in the consolidated statements of operations. At the date of issuance, the fair value of the Series 4 Growth Options was recorded at $0.7 million as a current liability in the accompanying consolidated balance sheets, as it was set to expire in December 2020 if unexercised. In connection with the subsequent issuances of Series 3 Growth in 2020 (see Note 14), the Company recorded an additional $0.7 million as a Series 4 Growth Option liability. In December 2020, the Series 4 Growth Options expired, resulting in a gain on the change in fair value of $1.4 million during the year ended December 31, 2020.

Common Stock Warrants

In October 2020, in connection with the 2020 One Amendment (see Note 11), the Company granted certain shareholders of One warrants to purchase 522,009 shares of the Company’s common stock. The Company accounted for the common stock warrants under ASC 815, Derivatives and Hedging, which resulted in recording the grant date fair value of the common stock warrants, approximately $4.3 million, to additional paid in capital on the consolidated balance sheets. As the common stock warrants are equity-classified, the warrants are recorded at their initial fair value and are not subsequently remeasured.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	Redeemable Convertible Preferred Stock

Redeemable convertible preferred stock consisted of the following at December 31, 2021 (in thousands, except for share data):

	Preferred Stock Authorized	Issued and Outstanding	Liquidation Preference	Carrying Value	Common Stock Issuable Upon Conversion
Series A-1	1,711,755	1,689,193	$7,505	$7,113	1,689,193
Series A-2	1,161,254	1,161,254	3,030	3,033	1,161,254
Series A-3	1,730,874	1,730,874	5,188	7,460	1,730,874
Series A-4	2,159,022	1,450,529	5,473	2,602	1,450,529
Series A-5	1,977,114	1,977,114	24,536	44,307	1,977,114
Series Growth	2,538,274	2,538,274	31,500	56,959	2,538,274
Series 2 Growth	2,370,803	2,370,803	30,370	53,201	2,370,803
Series 3 Growth	6,308,529	5,818,895	150,768	136,919	5,818,895
Total	19,957,625	18,736,936	$258,370	$311,594	18,736,936

Redeemable convertible preferred stock consisted of the following at December 31, 2020 (in thousands, except for share data):

	Preferred Stock Authorized	Issued and Outstanding	Liquidation Preference	Carrying Value	Common Stock Issuable Upon Conversion
Series A-1	1,711,755	1,636,971	$7,273	$6,176	1,636,971
Series A-2	1,161,254	1,161,254	3,030	3,033	1,161,254
Series A-3	1,730,874	1,492,685	4,474	4,463	1,492,685
Series A-4	2,159,022	1,450,529	5,473	2,602	1,450,529
Series A-5	1,977,114	1,977,114	24,536	24,991	1,977,114
Series Growth	2,538,274	2,538,274	31,500	32,763	2,538,274
Series 2 Growth	2,370,803	2,370,803	30,370	30,684	2,370,803
Series 3 Growth	6,308,529	5,818,895	150,768	108,813	5,818,895
Total	19,957,625	18,446,525	$257,424	$213,525	18,446,525

Series A-1

In April 2011, the Company issued units comprised of 1,636,971 shares of Series A-1 and 1,636,971 shares of common stock upon the conversion of $3.2 million of outstanding principal and accrued interest related to convertible notes issued in 2009 and 2010 and $0.4 million of deferred interest related to the 2008 Loan. The conversion was based on an issuance price of $4.44 per unit, whereby each unit is comprised of one share of Series A-1 and one share of common stock.

In April 2021, the Company issued 52,222 shares of Series A-1 upon the net exercise of the Series A-1 warrants. The warrants exercised had an aggregate fair value of $0.9 million on the date of exercise.

Series A-2

In May 2011, the Company issued:

•	409,440 shares of Series A-2 at an issuance price of $2.61 per share, resulting in gross proceeds of $1.1 million.

•	284,249 shares of Series A-2 upon conversion of $0.6 million outstanding principal and accrued interest on convertible notes issued in 2011 at a conversion price of $1.96 per share, recorded at the fair value of Series A-2 issued of $0.7 million.

•	191,625 shares of Series A-2 upon conversion of $0.5 million of deferred interest related to the 2008 Loan, based on an issuance price of $2.61 per share.

In addition, in May 2011, the Company entered into an agreement with PureTech Health LLC (“PureTech”) to issue a total of 275,940 shares of Series A-2 in exchange for management and consulting services (see Note 20). The fair value of the services was not readily determinable and, accordingly, the initial carrying value of Series A-2 issued in exchange for services was equal to the then-current fair value of the Series A-2 of $0.7 million, based on the Series A-2 issuance price of $2.61 per share.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series A-3

In June 2012, the Company issued 1,017,648 shares of Series A-3 at an issuance price of $3.00 per share resulting in gross proceeds of $3.1 million and the Company incurred issuance costs of approximately $10,000. In June 2012, the Company issued 219,792 shares of Series A-3 upon conversion of $0.7 million of outstanding principal and accrued interest related to a promissory note issued in 2012 at an issuance price of $3.00 per share and 255,245 shares of Series A-3 upon the conversion of $0.7 million of outstanding principal and accrued interest related to a bridge loan issued in 2012 at $2.85 per share.

In March 2021, the Company issued 238,189 shares of Series A-3 upon the exercise of the Series A-3 warrants. The warrants exercised had an aggregate fair value of $3.0 million on the date of exercise.

Series A-4

In August 2013, the Company issued 1,439,352 equity units, each consisting of (i) one share of Series A-4 with a contingently issuable warrant to purchase 50% of one share of Series A-4 and (ii) one share of common stock of the LLC with a contingently issuable warrant to purchase 50% of one share of common stock of the LLC, for $3.00 per unit, resulting in proceeds of $4.3 million, net of issuance costs of approximately $11,000. The Company determined that the warrants to purchase shares of Series A-4 met the criteria for classification as a liability and were to be accounted for at fair value (see Note 13). Accordingly, the proceeds from the sale of the equity units were first allocated to the Series A-4 warrants at their fair value at issuance of $1.7 million, with the residual proceeds allocated to the Series A-4, the LLC common stock and the LLC common warrants based on their relative fair values of $2.5 million, $0.1 million and $0.1 million, respectively.

In October 2020, the Company issued 11,177 shares of Series A-4 upon the exercise of the Series A-4 warrants. The warrants exercised had an aggregate fair value of $0.1 million on the date of exercise.

Series A-5

In March 2015, the Company issued 1,450,265 shares of Series A-5 at an issuance price of $12.41 per share resulting in gross proceeds of $18.0 million and the Company incurred issuance costs of $0.1 million. In conjunction with the financing, approximately $4.3 million of outstanding principal and accrued interest on the 2014 Bridge Notes converted to 492,900 shares of Series A-5 at a conversion price of $8.69. In a subsequent and final closing in April 2015, the Company issued 33,949 shares of Series A-5 at an issuance price of $12.41 per share resulting in gross proceeds of $0.4 million.

Series Growth

In December 2015, the Company issued 2,538,274 shares of Series Growth to current and new investors at an issuance price of $12.41 per share resulting in gross proceeds of $31.5 million and the Company incurred issuance costs of $0.1 million.

Series 2 Growth

In February 2018, the Company entered into the Series 2 Growth Preferred Stock Purchase Agreement with current investors (the “Series 2 Growth Initial Purchasers”). In the February 2018 closing, the Series 2 Growth Initial Purchasers purchased 780,640 shares of Series 2 Growth at an issuance price of $12.81 resulting in gross proceeds of $10.0 million and the Company incurred issuance costs of $0.2 million. The Series 2 Growth Initial Purchasers also agreed to purchase up to 1,561,280 additional Series 2 Growth shares for aggregate proceeds of $20.0 million in subsequent closings.

In the June 2018 closing, the Company issued 9,269 shares of Series 2 Growth resulting in gross proceeds of $0.1 million and the Company incurred issuance costs of approximately $6,000. In September 2018, under the Series 2 Growth Tranche Rights, the Company issued 390,320 shares of Series 2 Growth resulting in gross proceeds of $5.0 million and incurring issuance costs of approximately $7,000. In December 2018, the Company issued 390,320 shares of Series 2 Growth resulting in gross proceeds of $5.0 million. No issuance costs were incurred in conjunction with this issuance.

In April 2019, the Company issued 390,320 shares of Series 2 Growth resulting in gross proceeds of $5.0 million. No issuance costs were incurred in conjunction with this issuance. Subsequently in April 2019, the Company issued 409,574 shares of Series 2 Growth resulting in gross proceeds of $5.2 million. No issuance costs were incurred in conjunction with this issuance.

Series 3 Growth

In December 2019, the Company entered into the Series 3 Growth Preferred Stock Purchase Agreement with current and new investors (the “Series 3 Growth Initial Purchasers”). In the December 2019 closing, the Series 3 Growth Initial Purchasers purchased 2,269,831 shares of Series 3 at an issuance price of $17.27 per share, resulting in gross proceeds of $39.2 million and incurred issuance costs of $0.3 million. As part of the Series 3 & 4 Growth Agreement certain Series 3 Growth Initial Purchasers agreed to purchase, 775,911 additional Series 3 Growth shares at $17.27 per share for aggregate proceeds of $13.4 million in subsequent closings (the “Series 3 Growth Tranche Rights”) (see Note 3). The fair value of the Series 3 Growth on the date of issuance was determined by the Company to be $17.09 per share with the assistance of a third-party valuation specialist.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2020, the Company issued 818,990 shares of Series 3 Growth resulting in gross proceeds of $14.1 million and incurring issuance costs of approximately $26,000. The issuance included 775,911 shares under the Series 3 Growth Tranche Rights. The Series 3 Growth Tranche Rights liability was remeasured to its estimated fair value immediately prior to settlement, resulting in $0.3 million of income being recorded in the consolidated statements of operations. The tranche issuance was the final Series 3 Growth tranche closing and resulted in the settlement of the remaining $0.1 million of Series 3 Growth Tranche Rights.

In June 2020, the Company issued 1,158,077 shares of Series 3 Growth to CMS in conjunction with the CMS Bridging DMCC Licensing, Collaboration, and Investing Agreements (see Note 5) resulting in gross proceeds of $20.0 million and incurring issuance costs of $0.2 million. In August 2020, the Company issued 868,558 shares of Series 3 Growth resulting in gross proceeds of $15.0 million and incurring issuance costs of $0.1 million.

Redeemable Convertible Preferred Stock Rights and Preferences

On December 2, 2019, the Company filed its Twelfth Amended and Restated Certificate of Incorporation which amended the terms of the Company’s redeemable convertible preferred stock to designate Series A-1, Series A-2, Series A-3 and Series A-4 as Junior Preferred Stock, collectively, and Series A-5, Series Growth, Series 2 Growth, Series 3 Growth and Series 4 Growth as Senior Preferred, collectively, and together with the Junior Preferred, the Series Preferred.

In addition, the Twelfth Amended and Restated Certificate of Incorporation designated Series Growth and Series 2 Growth as Junior Growth Preferred, collectively, and Series 3 Growth and Series 4 Growth as Senior Growth Preferred, collectively.

Voting

The holders of Series Preferred have full voting rights and powers equal to the rights and powers of holders of shares of common stock, with respect to any matters upon which holders of shares of common stock have the right to vote. Holders of Series Preferred are entitled to the number of votes equal to the number of whole shares of common stock into which such share of Series Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters. Holders of record of the shares of common stock and preferred stock, voting together as a single class, are entitled to elect the directors of the Company.

Dividends

Liquidation Preference Prepayment Dividends

On June 27, 2012, the terms of the Series Preferred were amended. An 8% non-cumulative dividend payable when and if declared by the Board was replaced with a liquidation preference prepayment dividend (“Liquidation Preference Prepayment Dividend”). The Senior Growth Preferred Stock rank senior to the Junior Growth Preferred Stock, which rank senior to the Series A-5, which rank senior to the Junior Series Preferred Stock in the event of a Liquidation Preference Prepayment Dividend. The Board of Directors, which is controlled by Series 3 Growth holders at December 31, 2021, may elect to declare of the above designations of Series Preferred, one or more dividends equal to the liquidation preference of such shares, or any portion thereof, to the holders of such shares. If a liquidation preference prepayment dividend is paid, it would reduce the liquidation preference payable to the respective Series Preferred holders upon liquidation or deemed liquidation.

Dividends subsequent to Liquidation Preference Prepayment Dividend

After Liquidation Preference Prepayment Dividends have been paid in full and after the holders of common stock have received aggregate dividends per share equal to the lowest per share Liquidation Preference Prepayment Dividend, then the holders of Series Preferred will participate in any dividends declared on a pro rata basis with common stock.

Liquidation Preference

The Senior Growth Preferred Stock rank senior to the Junior Growth Preferred Stock, which rank senior to the Series A-5, which rank senior to the Junior Series Preferred Stock, which rank senior to Company’s common stock in the event of liquidation dissolution or winding-up of the Company.

In the event of any liquidation, dissolution or winding-up of the Company, the holders of Senior Growth Preferred shall be entitled to receive, prior to any distributions being made to Junior Growth Preferred, Series A-5, Junior Preferred and common stock, an amount per share equal to one and one-half times (1.5x) the original issuance price ($17.27 and $20.72 per share for Series 3 Growth and Series 4 Growth, respectively) less any Liquidation Preference Prepayment Dividend paid for such shares of Senior Growth Preferred, plus any dividends declared but unpaid. If upon liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay the Senior Growth Preferred the full amount to which they are entitled, the holders of Senior Growth Preferred share ratably in any distribution of the assets.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

After payment to holders of the Senior Growth Preferred, the Junior Growth Preferred, Series A-5, and Junior Series Preferred, each shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of a lower ranking designation of stock an amount per share equal to the greater of (i) the applicable original issue price ($12.81, $12.41, $12.41, $3.77, $3.00, $2.61, and $4.44 per share for Series 2 Growth, Series Growth, Series A-5, Series A-4, Series A-3, Series A-2, and Series A-1, respectively), less any Liquidation Preference Prepayment Dividend paid for such shares of the respective designation of stock, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Series Preferred been converted into common stock immediately prior to such liquidation, dissolution or winding up, less any Liquidation Preference Prepayment Dividend paid for such shares of the respective designation of stock and after giving effect to any other applicable Liquidation Preference Prepayment Dividend. If upon liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay the holders of a particular designation of stock the full amount to which they are entitled, the holders of the particular designation of stock share ratably in any distribution of the assets.

In the event of any liquidation, dissolution or winding-up of the Company, after the Series Preferred liquidation payments have been made, the remaining assets for distribution shall be distributed among the holders of the Senior Growth Preferred and common stock pro rata based on the number of shares held by each Senior Growth Preferred and common stockholder, treating for this purpose all such securities as if they had converted to common stock.

Redemption

Modification of Senior Preferred Stock terms

On February 28, 2018, the terms of the Senior Series Preferred were amended to add a redemption feature provided to holders of the Senior Preferred Stock. Shares of Senior Preferred Stock shall be redeemed by the Company, upon an elective redemption request by the investors on or after February 28, 2025, at a price equal to the greater of i) the conversion price per share, plus all declared but unpaid dividends thereon, and ii) the fair market value of a single share of each applicable series of Senior Preferred. Outstanding shares of Senior Preferred Stock shall be accreted to the redemption value at each reporting period, with the offset recorded to additional paid-in capital in the accompanying consolidated balance sheets.

On December 2, 2019, the redemption date was amended to December 2, 2026.

Conversion

Each share of Series Preferred is convertible at the option of the holder at any time after issuance into the number of fully paid and nonassessable shares of common stock as determined by dividing the original issue price of each series of preferred stock by the conversion price of each series in effect at time of the conversion. The initial conversion price is the respective original issue price, subject to adjustment in accordance with the antidilution provisions of each series. Each Series Preferred will subject to automatic conversion into common stock in the event of either (i) a qualified initial public offering that results in minimum gross proceeds to the Company of $50.0 million and a price of at least $17.27 per share, or (ii) at the election of the holders of a majority of the then outstanding Series Preferred. Each share of Series Preferred will be automatically converted into one share of common stock at the then effective conversion rate, provided however that in the event of a qualified initial public offering, the holders of the Senior Growth Preferred Stock will be entitled to receive additional shares of common stock equal to one and one-half times (1.5x) the original issue price of the Senior Growth Preferred divided by the price per share of common stock offered in such initial public offering. Series A-3 may only be converted at the election of the holders of a majority of the then outstanding Series A-3 and the Board of Directors in its sole discretion if the conversion occurs following the payment in full of the Series Preferred Liquidation Preference Payment. At December 31, 2021, none of the outstanding shares of Series Preferred were converted into common stock.

15.	Common Stock

The holders of the common stock are entitled to one vote for each share of common stock. Subject to the payment in full of all preferential dividends to which the holders of the preferred stock are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment or provision for payment of all debts and liabilities of the Company and all preferential amounts to which the holders of preferred stock are entitled with respect to the distribution of assets in liquidation, the holders of common stock shall be entitled to share ratably in the remaining assets of the Company available for distribution.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2021 and 2020 common stock reserved for future issuance was as follows:

	At December 31,
	2021	2020
Common stock options and RSUs outstanding	5,203,174	5,034,858
Conversion of all classes of redeemable convertible preferred stock	18,736,936	18,446,525
Issuances upon exercise of warrants to purchase Series A-1, upon conversion to common warrants	—	74,784
Issuances upon exercise of warrants to purchase Series A-3, upon conversion to common warrants	—	238,189
Issuances upon exercise of warrants to purchase Series A-4, upon conversion to common warrants	708,493	708,493
Issuances upon exercise of common stock warrants	522,009	522,009
Total common stock reserved for future issuance	25,170,612	25,024,858

16.	Stock-Based Compensation

2016 Stock Option Plan

In September 2016, the Company’s Board of Directors approved the 2016 Stock Option and Grant Plan (the “2016 Plan”), which supersedes the 2006 Stock Incentive Plan, and provides for the grant of incentive stock options, nonqualified stock options, and restricted stock to employees, directors, and nonemployees of the Company. The 2016 Plan was authorized to issue up to 4,018,185 shares on common stock at January 1, 2019. In June 2020, the 2016 Plan was amended to increase the number of authorized shares of common stock to 5,634,251. Under the 2016 Plan, 73,164 and 496,542 shares remained available for issuance at December 31, 2021 and 2020, respectively.

Options and restricted stock awards generally vest based on the grantee’s continued service with the Company during a specified period following a grant as determined by the Board of Directors and expire ten years from the grant date. In general, awards typically vest in three years, but vesting conditions can vary based on the discretion of the Company’s Board of Directors.

The fair value of the options is estimated at the grant date using Black-Scholes and recognized over the vesting period, taking into account the terms and conditions upon which options are granted. The fair value of restricted stock awards is the fair value at the date of grant reduced by the exercise price of the award, if any. The fair value of both options and restricted stock awards are amortized on a straight-line basis over the requisite service period of the awards.

Stock Option Activity

The following table summarizes the Company’s stock option activity for the year ended December 31, 2021:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	5,034,858	$9.26	6.12	$14,742
Granted	518,684	18.52
Exercised	(255,062)	0.57		5,304
Forfeited	(68,090)	10.98
Expired	(340,570)	1.49
Outstanding at December 31, 2021	4,889,820	$10.39	6.17	$54,449
Exercisable at December 31, 2021	3,704,417	$9.21	5.28	$45,211
Nonvested at December 31, 2021	1,185,403	$14.10	8.95	$9,238

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the common stock. The total fair value of options vested during the years ended December 31, 2021 and 2020 was $5.5 million and $3.1 million, respectively.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-based compensation expense is classified in the consolidated statements of operations as follows (in thousands):

	Year ended December 31,
	2021	2020
Research and development	$1,565	$1,960
General and administrative	3,967	2,848
Total	$5,532	$4,808

The fair value of each option issued was estimated at the date of grant using Black-Scholes with the following weighted-average assumptions:

	Year ended December 31,
	2021	2020
Fair value of common stock	$20.02	$11.18
Expected volatility	60.1%	63.6%
Expected term (in years)	5.8	5.8
Risk-free interest rate	1.1%	0.2%
Expected dividend yield	0.0%	0.0%

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2021 and 2020 was $11.25 and $6.31 per share, respectively. At December 31, 2021 and 2020, there was $8.7 million and $8.7 million, respectively, of unrecognized compensation cost related to unvested stock option grants under the 2016 Plan, which is expected to be recognized over a weighted-average period of 1.7 and 2.2 years, respectively.

Restricted Stock Unit (“RSU”) Activity

During the year ended December 31, 2021, the Company issued 313,354 RSUs at a weighted-average fair value of $21.41 per unit.

Each RSU entitles the holder to one share of common stock on vesting and the RSU awards are based on a cliff vesting schedule over requisite service periods in which the Company recognizes compensation expense for the RSUs. Vesting of the RSUs is subject to the satisfaction of certain performance conditions. The Company recognizes the estimated grant date fair value of these performance-based awards as stock-based compensation expense over the performance period based upon its determination of whether it is probable that the performance conditions will be achieved. The Company assesses the probability of achieving the performance conditions at each reporting period. Cumulative adjustments, if any, are recorded to reflect subsequent changes in the estimated or actual outcome of performance-related conditions.

During the year ended December 31, 2021, as the Company deemed the outcome of the performance condition probable, the Company recognized $36,000 with respect to certain RSUs within general and administrative expense on the accompanying consolidated statements of operations. At December 31, 2021, unrecognized compensation cost for RSU awards granted totaled $6.7 million..

17.	Income Taxes

Consolidated (loss) income before income taxes on a geographic basis during the years ended December 31, 2021 and 2020 are as follows (in thousands):

	Year Ended December 31
	2021	2020
United States	$(86,693)	$(19,658)
Non-U.S.	(6,637)	(4,208)
Total	$(93,330)	$(23,866)

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provision for income taxes consists of the following components during the years ended December 31, 2021 and 2020 (in thousands):

	Year Ended December 31,
	2021	2020
Current tax expense (benefit):
U.S. federal	$—	$—
Foreign	17	(24)
Total current tax expense (benefit)	17	(24)
Deferred tax expense:
U.S. federal	—	—
State	—	—
Foreign	—	2,063
Total deferred tax benefit	—	2,063
Total provision for income taxes	$17	$2,039

A reconciliation setting forth the differences between the effective tax rates of the Company for the years ended December 31, 2021 and 2020 and the U.S. federal statutory tax rate is as follows:

	Year Ended December 31,
	2021	2020
U.S. Federal income tax provision expense at statutory rate	21.0%	21.0%
Effect of nondeductible stock-based compensation	0.8%	(1.9)%
Foreign rate differential	0.2%	2.2%
Mark to market of warrant liabilities	(1.7)%	(1.3)%
State taxes net of federal benefit	4.3%	4.5%
Non-deductible financing expenses	(0.3)%	0.4%
Valuation allowance	(24.2)%	(38.3)%
Investment transfer	0.0%	6.8%
Other differences	(0.4)%	(0.4)%
US federal and state research credits	0.4%	1.6%
Uncertain tax positions	(0.1)%	(1.1)%
Foreign earnings includible in US	0.0%	(2.0)%
Effective income tax rate	0.0%	(8.5)%

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company’s consolidated deferred tax assets and liabilities at December 31, 2021 and 2020 are as follows at (in thousands):

	At December 31,
	2021	2020
Deferred tax assets:
Federal net operating loss carryforwards	$40,469	$24,730
State net operating loss carryforwards	10,643	7,207
Equity compensation	5,620	4,353
Accruals and reserves	-	26
Uncollected grants	998	712
Investment in subsidiaries	3,820	3,931
Research credits	1,578	1,298
Other assets	152	46
Deferred income	239	-
Interest	257	-
Deferred rent	547	600
Total deferred tax assets	64,323	42,903
Valuation allowance	(59,841)	(37,427)
Total deferred tax assets net of valuation allowance	4,482	5,476
Deferred tax liabilities:
Intangible assets and amortization	(3,932)	(4,680)
Right-of-Use asset	(536)	(591)
Other liabilities	(14)	(204)
Total deferred tax liabilities	(4,482)	(5,476)
Net deferred tax assets	$—	$—

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. At December 31, 2021 and 2020, the Company has federal net operating loss carryforwards totaling $184.6 million and $114.4 million, respectively, of which $63.5 million expire in 2027 through 2037 and $121.1 million do not expire. At December 31, 2021 and 2020, the Company has state net operating loss carryforwards totaling $168.4 million and $114.0 million, respectively, which expire in 2030 through 2041, as well as other temporary differences and attributes that will be available to offset regular taxable income during the carryforward period. At December 31, 2021, the Company has foreign net operating loss carryforwards of $7.1 million which do not expire.

Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not completed a change in control analysis, as defined under Sections 382 and 383 of the Internal Revenue Code, through December 31, 2021 and has not determined whether the future utilization of net operating loss carryforwards may be materially limited based upon past financings. In addition, the Company may complete future financings that could result in an ownership change, which may limit the Company’s ability to utilize its tax attributes.

The Company files income tax returns in Italy, the United States and in various state jurisdictions with varying statutes of limitations. Due to net operating losses incurred, the Company’s tax returns from inception to date are subject to examination by taxing authorities.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has evaluated the positive and negative evidence bearing upon the realizability of its net deferred tax assets and determined that it is not more likely than not that the Company will recognize the benefits of the net deferred tax assets. Therefore, a full valuation allowance has been recorded against the balance of net deferred tax assets in the United States. Additionally, the Company has determined that it is not more likely than not that the Company will recognize the benefits of the net deferred tax assets in Italy, primarily due to uncertainty regarding continued funding of the operations of Italy and from the restructuring of the intercompany services agreement between Gelesis, Inc., and Gelesis S.r.l., in connection with the RIF financing (see Note 11). As a result, the Company recorded a deferred tax provision of approximately $2.0 million in Italy during the year ended December 31, 2020 to establish a full valuation allowance against the balance of net deferred tax assets in Italy and maintains a full valuation allowance against the balance of net deferred tax assets in Italy as of December 31, 2021. The Company will continue to evaluate all positive and negative evidence each period.

The change in the valuation allowance during the years ended December 31, 2021 and 2020 was an increase of $22.4 million and $9.1 million, respectively. The increase in the valuation allowance during the year ended December 31, 2021 and 2020 primarily relates to an increase in net operating losses in both years as well as the establishment of a full valuation allowance in the Italian subsidiary during the year ended December 31, 2020.

The Company generally considers all earnings generated in Italy to be indefinitely reinvested. Therefore, the Company does not accrue U.S. taxes on the repatriation of the foreign earnings it considers to be indefinitely reinvested outside of the U.S. At December 31, 2021, the Company had not provided for federal income tax on $7.5 million of accumulated undistributed earnings of its foreign subsidiaries. In the event the Company were to repatriate the foreign earnings, the Company does not estimate the repatriation being subject to taxation.

The Company follows the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes, which specifies how tax benefits for uncertain tax positions are to be recognized, measured, and recorded in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. At December 31, 2021 and 2020, the Company has not recorded any liability for uncertain tax positions which relate primarily to certain federal and state research tax credits. The Company presents the uncertain tax positions as a reduction to the gross deferred tax assets with respect to research credits. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its consolidated statements of operations. For the years ended December 31, 2021 and 2020, no estimated interest or penalties were recognized on uncertain tax positions. The Company does not expect that the amounts of uncertain tax positions will change significantly within the next twelve months. A reconciliation of the beginning and ending amount of uncertain tax positions is as follows (in thousands):

	Year Ended December 31,
	2021	2020
Unrecognized tax benefits at the beginning of year	$(281)	$—
Increase for current year positions	(71)	(82)
Increase for prior year positions	—	(199)
Expiration of statute of limitations	—	-
Unrecognized tax benefits at the end of year	(352)	(281)
Gross research credit tax assets	1,930	1,579
Net research credit tax assets	$1,578	$1,298

18 Earnings (Loss) per Share

Basic and diluted loss per share attributable to common stockholders were calculated as follows:

	December 31,
	2021	2020
Numerator:
Net loss	$(93,347)	$(25,905)
Accretion of redeemable convertible preferred stock to redemption value	(94,134)	(11,372)
Accretion of noncontrolling interest put option to redemption value	(376)	(567)
Net loss attributable to common stockholders	$(187,857)	$(37,844)
Denominator:
Weighted average common shares outstanding, basic and diluted	2,204,486	2,149,182
Net loss per share, basic and diluted	$(85.22)	$(17.61)

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s potential dilutive securities, which include stock options, redeemable convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. The Company excluded the following potential common stock, presented based on amounts outstanding at December 31, 2021 and 2020 from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect.

	December 31,
	2021	2020
Convertible preferred stock	18,736,936	18,446,525
Warrants on convertible preferred stock	708,493	1,021,466
Options and RSUs to acquire common stock	5,203,174	5,074,547
Warrants on common stock	522,009	522,009
Total	25,170,612	25,064,547

19.	Commitments and Contingencies

Operating Leases

The Company has operating leases for office, laboratory and manufacturing space with remaining terms between four and six years. Leases with initial terms of less than twelve months are not recorded as operating leases. The Company recognizes expenses for leases on a straight-line basis over the lease period and has accrued for lease expense incurred but not yet paid. While certain leases contain renewal options, the Company does not include renewal options in determining the term of the lease, used for calculating the associated lease liabilities, unless it is reasonably certain it will execute the renewal option. None of the Company’s leases include variable payments, residual value guarantees or restrictive covenants.

In June 2019, the Company entered into an operating lease agreement with PureTech for office space located in Boston, Massachusetts. The lease expires in August 2025, with total lease payments of $3.2 million over the term.

At December 31, 2021, the Company’s operating lease right of use assets was $2.0 million, of which $0.5 million and $1.5 million were short-term and long-term lease liabilities, respectively. At December 31, 2020, the Company’s operating lease right of use assets was $2.2 million, of which $0.4 million and $1.8 million were short-term and long-term lease liabilities, respectively. Operating lease expense was $0.5 million during the years ended December 31, 2021 and 2020, respectively. The remaining noncancelable term of the Company’s operating leases was 3.7 years at December 31, 2021, and the weighted average discount rate was 5.9%.

Future maturities of the lease liability under the Company’s noncancelable operating leases at December 31, 2021 are as follows (in thousands):

At December 31, 2021
2022	$634
2023	639
2024	555
2025	385
2026	33
More than 5 years	16
Total undiscounted lease maturities	$2,262
Imputed interest	(202)
Total lease liability	$2,060

Royalty Agreements

Expenses from royalty agreements on net product sales and sublicense income is recognized as a cost of goods sold in the accompanying consolidated statements of operations during the period in which the associated revenues are recognized.

PureTech

In December 2009, the Company entered into a royalty and sublicense income agreement with PureTech, a significant stockholder in the Company, whereby the Company is required to pay PureTech a 2.0% royalty on net product sales received as a result of developing products and technology using the intellectual property purchased from One.

One S.r.l

Under the amended and restated master agreement with One, the Company is required to pay a 2.0% royalty on net product sales and €17.5 million (approximately $19.9 million at December 31, 2021) upon the achievement of certain milestones and pay royalties on future sales and/or a percentage of sublicense income. At December 31, 2021, none of the milestones have been met.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Grant Agreements

The Company has been awarded grants from governmental agencies, which are recognized as income as the qualifying expenses are incurred (see Note 11). The grant agreements contain certain provisions, including, among others, maintaining a physical presence in the region for defined periods. Failure to comply with these covenants would require either a full or partial refund of the grant to the granting authority.

Research and Development Tax Credits

The Company’s wholly owned subsidiary, Gelesis S.r.l., which conducts core research and development activities on behalf of the Company, is eligible to receive a non-income based and non-refundable tax credits for qualified research and development activities. The Company has earned research and development tax credits in Italy for qualifying expenses incurred by performing certain research and development activities. For the years ended December 31, 2021 and 2020, less than $0.1 million and $0.6 million, respectively, were recorded as other income (expense), net in the accompanying consolidated statements of operations.

In December 2018, the Italian government passed a new budget law, effective January 1, 2019, that amended the eligibility criteria for recognizing qualifying research and development tax credits (“2019 Budget Law). The 2019 Budget Law requires retroactive application for research and development tax credits earned during the year ended December 31, 2019. Under the 2019 Budget Law, research and development tax credits claimed in prior periods under previous interpretations of the research and development tax credit law may potentially be repaid by the Company.

The Company evaluated the potential loss under ASC 450, Contingencies. The Company concluded that the likelihood of a potential loss arising from this matter is probable.

The Company has recorded $3.0 million and $3.1 million as a component of other long-term liabilities in the accompanying consolidated balance sheets at December 31, 2021 and 2020, respectively. In October 2021, the Italian federal tax authority initiated an audit of the research and development tax credits for the calendar years 2017 through 2019. The Company expects that this tax audit will continue into 2022.

20.	Related Party Transactions

The Company had the following transactions with related parties:

PureTech

In June 2019, PureTech executed a sublease agreement with Gelesis (see Note 19). With respect to the sublease, the Company incurred lease expense of $0.5 million during each of the years ended December 31, 2021 and 2020, respectively, recorded in general and administrative expenses in the accompanying consolidated statements of operations. The Company incurred royalty expense of $0.2 million and less than $0.1 million in connection with the PureTech royalty agreement (see Note 19) during the years ended December 31, 2021 and 2020, respectively, recorded in cost of goods sold in the accompanying consolidated statements of operations. The Company had an accounts payable balance to PureTech of $0.1 million and less than $0.1 million at December 31, 2021 and 2020, respectively, in the accompanying consolidated balance sheets.

On December 13, 2021, the Company issued a convertible promissory note to PureTech Health LLC in the principal amount of $15.0 million (see Note 12). At December 31, 2021, the outstanding balance was $15.1 million, recorded in notes payable in the accompanying consolidated balance sheets. The Company recorded a loss of less than $0.1 million within the consolidated statements of operations with respect to the change in fair value of the instrument.

SSD2

On December 13, 2021, the Company issued a convertible promissory note to SSD2, LLC in the principal amount of $12.0 million (see Note 12). At December 31, 2021, the outstanding balance was $12.1 million, recorded in notes payable in the accompanying consolidated balance sheets. The Company recorded a loss of less than $0.1 million within the consolidated statements of operations with respect to the change in fair value of the instrument.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

One S.r.l

Consulting Agreement with Founder of One

In 2008, in connection with entering into a patent license and assignment agreement with One, the Company and one of the founders of One, who is also a stockholder of the Company, executed a consulting agreement for the development of the underlying intellectual property. The Company incurred costs for consulting services received from the founder totaling $0.3 million and $0.3 million during the years ended December 31, 2021 and 2020, respectively, recorded in research and development expense in the accompanying consolidated statements of operations. The Company recorded accrued expenses to the founder of less than $0.1 million at December 31, 2021 and 2020, respectively, in the accompanying consolidated balance sheets.

Acquisition of One

In connection with the amended and restated master agreement with One (see Note 11), Gelesis S.r.l., a VIE of the Company, acquired a 10.0% equity interest in One. During the year ended December 31, 2021 the Company made no payments to One shareholders with respect to the acquisition. During the year ended December 31, 2020, the Company made payments to One shareholders totaling $3.1 million with respect to the acquisition. The Company had remaining undiscounted payments of €5.0 million due to one at December 31, 2021 and December 31, 2020, respectively (approximately $5.7 million and $6.1 million due to One at December 31, 2021 and 2020, respectively). The balance at December 31, 2021 was recorded in accrued expenses in the accompanying consolidated balance sheets as it is expected to be settled within the next twelve months.

Additionally, the Company incurred royalty expense of $0.2 million and less than $0.1 million in connection with the One royalty agreement (see Note 19) during the years ended December 31, 2021 and December 31, 2020, respectively, recorded in cost of goods sold in the accompanying consolidated statements of operations Company had recorded accrued expenses to One Srl of $0.1 million and $3.0 million at December 31, 2021 and 2020, respectively, in the accompanying consolidated balance sheets.

RIF Transaction

In connection with the RIF transaction entered into in August 2020, the Company received $12.3 million from RIF as an equity investment that can be called by the Company beginning in December 2023 and ending in December 2026 by paying the investment plus 15.0% percent annual interest or put by RIF starting in January 2027 and ending in December 2027 for the investment amount plus 3.175% percent annual interest. RIF holds approximately 20% of the equity of Gelesis S.r.l. at December 31, 2021 (see Note 11). In addition, the shareholders of RIF provided the Company with a loan for $18.4 million with a fixed interest rate of 6.35% per annum (see Note 12).

21.	Employee Benefit Plan

The Company has a 401(k) retirement plan in which substantially all U.S. employees are eligible to participate. Eligible employees may elect to contribute up to the maximum limits, as set by the Internal Revenue Service, of their eligible compensation. The Company made discretionary plan contributions of $0.2 million and $0.2 million during the years ended December 31, 2021 and 2020, respectively.

22.	Subsequent Event(s)

The Company has evaluated subsequent events which may require adjustment to or disclosure in the consolidated financial statements through the date of issuance of these consolidated financial statements.

Business Combination

On January 13, 2022, CPSR, a Delaware corporation and the predecessor company consummated the previously announced business combination, pursuant to the terms of the business combination agreement, dated as of July 19, 2021 (as amended on November 8, 2021 and December 30, 2021). The business combination, together with the PIPE financing and the sale of the backstop purchase shares, generated approximately $105 million in gross proceeds. In connection with the business combination, all outstanding shares of Legacy Gelesis’ Redeemable Convertible Preferred Stock and Legacy Gelesis’ Warrants Exercisable for Redeemable Convertible Preferred Stock converted into Gelesis Holdings Common Stock and Gelesis Holdings Common Warrants, respectively, pursuant to an exchange ratio of 2.59. On January 14, 2022, certain of the Gelesis Holdings’ securities began trading on the New York Stock Exchange under the symbols “GLS” and “GLS.W”.

2021 Bridge Financing Settlement

On January 19, 2022, pursuant to the terms of the bridge financing arrangements with two existing investors, the Company settled the convertible promissory notes in cash for principal plus accrued interest in the aggregate amount of $27.3 million.